Exhibit 10.18

BUILDING:	Westport 19
PROPERTY:	30-0119
UNIT:	2
LEASE ID:	0119-YODL01-01

LEASE AGREEMENT

THIS LEASE, made this 31st day of August, 2001, between WESTPORT JOINT VENTURE, a California joint venture, hereinafter called Landlord, and YODLEE, INC., a Delaware corporation, hereinafter called Tenant.

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord those certain premises (the “Premises”) outlined in Red on Exhibit A, attached hereto and incorporated herein by this reference thereto more particularly described as follows:

A portion of that certain 48384+ square foot, two-story building located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, consisting of approximately 25,690+ square feet on the second floor of the building. Said Premises is more particularly shown within the area outlined in Red on Exhibit A attached hereto. The entire parcel, of which the Premises is a part, is shown within the area outlined in Green on Exhibit A attached. The Premises is leased on an “as-is” basis, in its present condition, and in the configuration as shown in Red on Exhibit B attached hereto.

As used herein the Complex shall mean and include all of the land outlined in Green and described in Exhibit A attached hereto, common area private roads within the Complex, and all of the buildings, improvements, fixtures and equipment now or hereafter situated on said land. Thu gross leasable area of the building shall be measured from outside of exterior walls to outside of exterior walls, and shall include any atriums, covered entrances or egresses and covered building loading areas.

Said letting and hiring is upon and subject to the terms, covenants and conditions hereinafter set forth and Tenant covenants as a material part of the consideration for this Lease to perform and observe each and all of said terms, covenants and conditions, This Lease is made upon the conditions of such performance and observance.

1. USE. Tenant shall use the Premises only in conformance with applicable governmental laws, regulations, rules and ordinances for the purpose of general office and storage uses necessary for Tenant to conduct Tenant’s business, provided that such uses shall be in accordance with all current and future applicable governmental laws and ordinances and zoning restrictions, and for no other purpose. Tenant shall not do or permit to be done in or about the Premises or the Complex nor bring or keep or permit to be brought or kept in or about the Premises or the Complex anything which is prohibited by or will in any way increase the existing rate of (or otherwise affect) fire or any insurance covering the Complex or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Complex or any part thereof, or any of its contents. Tenant shall not do or permit to be done anything in, on or about the Premises or the Complex which will in any way obstruct or interfere with the rights of other tenants or occupants of the Complex or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Complex. No sale by auction shall be permitted on the Premises. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the building, or overload existing electrical or other mechanical systems. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the building in which the Premises are a part, except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the building proper where designated by Landlord. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of the common area of the Complex. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises. No loudspeaker nr other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, reasonable attorneys’ fees, or liability arising out of failure of Tenant to comply with any applicable law for which Tenant is obligated to comply under the terms of this Lease. Tenant shall comply with any covenant, condition, or restriction (“CC&R’s”) affecting the Premises. The provisions of this Paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any Tenant or occupant of the Complex.

2. TERM.

A. The Term of this Lease shall be for a period of SEVEN (7) years (unless sooner terminated as hereinafter provided) and, subject to Paragraphs 2B, 2C and 3, shall commence on the 1st day of September, 2001 (the “Commencement Date”) and end on the 31st day of August, 2008.

B. Possession of the Premises shall be tendered by Landlord to Tenant and the Term of the Lease shall commence on September 1, 2001 or as otherwise agreed in writing.

C. Lease Contingent Upon Landlord Obtaining Termination Agreement with Current Tenant: This Lease is subject to and conditional upon Landlord obtaining from iPass, Inc. (“iPass”), the current tenant occupying the Premises leased hereunder, a Termination Agreement related to the Premises satisfactory to Landlord on or before October 15, 2001. In the event Landlord is unable to obtain said satisfactory Termination Agreement on or before October 15, 2001, this Lease Agreement shall, at Landlords option (a) be rescinded, or (b) the Commencement Date hereof shall be modified to reflect the date Landlord so obtains said satisfactory Termination Agreement and receives possession of the Premises hereunder free and clear of iPass’s occupancy; provided, however, that said period of delay caused by iPass shall not extend beyond November 30, 2001. In the event this Lease does not commence by December 1, 2001 (subject only to the delays covered in Paragraph 3) this Lease shall be automatically rescinded.

It is agreed in the event said Lease commences on a date other than the first day of the month the Term of the Lease will be extended to account for the number of days in the partial month. The Basic Rent during the resulting partial month will be pro-rated (for the number of days in the partial month) at the Basic Rent rate scheduled for the projected Commencement Date as shown in Paragraph 4A.

3. POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of said Premises to Tenant at the commencement of the said Term, as hereinbefore specified, this Lease shall not be void or voidable; no obligation of Tenant shall be affected thereby; nor shall Landlord or Landlords agents be liable to Tenant for any loss or damage resulting therefrom; but in that event the commencement and termination dates of the Lease, and all other dates affected thereby shall be revised to conform to the date of Landlord’s delivery of possession, as specified in Paragraph 2B above. The above is, however, subject to the provision that the period of delay of delivery of the Premises shall not exceed ninety-one (91) days from the Commencement Date herein (except those delays caused by Acts of God, strikes, war, utilities, governmental bodies, weather, unavailable materials, and delays beyond Landlord’s control shall be excluded in calculating such period) in which instance Tenant, at its option, may, by written notice to Landlord, terminate this Lease; provided Tenant submits said notice to Landlord prior to the expiration of said 91 day period.

4. RENT.

A. Basic Rent. Tenant agrees to pay to Landlord at such place as Landlord may designate without deduction, offset, prior notice, or demand, and Landlord agrees to accept as Basic Rent for the Leased Premises the total sum of ELEVEN MILLION FIVE THOUSAND FIVE HUNDRED NINETY-SIX AND NO/100 Dollars ($11,005,596.00) in lawful money of the United States of America, payable as follows:

Upon Tenant’s execution of this Lease, the sum of ONE HUNDRED FIFTEEN THOUSAND SIX HUNDRED FIVE AND NO/100 DOLLARS ($115,605.00) shall be due, representing the Basic Rent for the period of September 1, 2001 through September 30, 2001.

On October 1, 2001, the sum of ONE HUNDRED FIFTEEN THOUSAND SIX HUNDRED FIVE AND NO/100 DOLLARS ($115,605.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 31, 2002.

On September 1, 2002, the sum of ONE HUNDRED TWENTY THOUSAND SEVEN HUNDRED FORTY THREE AND NO/100 DOLLARS ($120,743.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2003.

On September 1, 2003, the sum of ONE HUNDRED TWENTY-FIVE THOUSAND EIGHT HUNDRED EIGHTY-ONE AND NO/100 DOLLARS ($125,881.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2004.

On September 1, 2004, the sum of ONE HUNDRED THIRTY-ONE THOUSAND NINETEEN AND NO/100 DOLLARS ($131,019.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2005.

On September 1, 2005, the sum of ONE HUNDRED THIRTY-SIX THOUSAND ONE HUNDRED FIFTY-SEVEN AND NO/100 DOLLARS ($136,157.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2006.

On September 1, 2006, the sum of ONE HUNDRED FORTY-ONE THOUSAND TWO HUNDRED NINETY-FIVE AND NO/100 DOLLARS ($141,295.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2007.

On September 1, 2007, the sum of ONE HUNDRED FORTY-SIX THOUSAND FOUR HUNDRED THIRTY-THREE AND NO/100 DOLLARS ($146,433.00) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2008; or until the entire aggregate sum of ELEVEN MILLION FIVE THOUSAND FIVE HUNDRED NINETY-SIX AND NO/100 Dollars ($11,005,596.00) has been paid.

B. Time for Payment. Full monthly Rent is due in advance on the first day of each calendar month. In the event that the Term of this Lease commences on a date other than the first day of a calendar month, on the date of commencement of the Term hereof Tenant shall pay to Landlord as Rent for the period from such date of commencement to the first day of the next succeeding calendar month that proportion of the monthly Rent hereunder for the number of days between such date of commencement and the first day of the next succeeding calendar month. In the event that the Term of this Lease for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the Term hereof Tenant shall pay to Landlord as Rent for the period from said first day of said last calendar month to and including the last day of the Term hereof that proportion of the monthly Rent hereunder for the number of days between said first day of said last calendar month and the last day of the Term hereof.

C. Late Charge. Notwithstanding any other provision of this Lease, if Tenant is in default in the payment of Rent as set forth in this Paragraph 4 when due, or any part thereof, Tenant agrees to pay Landlord, in addition to the delinquent Rent due, a late charge for each Rent payment in default ten (10) days. Said late charge shall equal ten percent (10%) of each Rent payment so in default.

D. Additional Rent. Beginning with the Commencement Date of the Term of this Lease, Tenant shall pay to Landlord or to Landlord’s designated agent in addition to the Basic Rent and as Additional Rent the following:

(a) Tenant’s proportionate share of all Taxes relating to the Complex and Premises as set forth in Paragraph 13, and

(b) Tenant’s proportionate share of all insurance premiums and deductibles relating to the Complex and Premises, as set forth in Paragraph 17. and

(c) Tenant’s proportionate share of expenses for the operation, management, maintenance, and repair of the Building (including common areas of the Building) and Common Areas of the Complex in which the Premises are located as set forth in Paragraph 7, and

(d) All charges, costs and expenses, which Tenant is required to pay hereunder, together with all interest and penalties, costs and expenses including reasonable attorneys’ fees and legal expenses, that may accrue thereto in the event of Tenant’s failure to pay such amounts, and all damages, reasonable costs and expenses which Landlord may incur by reason of default of Tenant or failure on Tenant’s part to comply with the terms of this Lease. In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of Rent.

The Additional Rent due hereunder shall be paid to Landlord or Landlords agent (i) within five days for taxes and insurance and within thirty (30) days for all other Additional Rent items after presentation of invoice from Landlord or Landlord’s agent setting forth such Additional Rent (notwithstanding anything to the contrary herein, Landlord shall not be required to submit ongoing monthly statements to Tenant reflecting amounts owed as Additional Rent) and/or (ii) at the option of Landlord, Tenant shall pay to Landlord monthly, in advance, Tenant’s prorata share of an amount estimated by Landlord to be Landlord’s approximate average monthly expenditure for such Additional Rent items, which estimated amount shall be reconciled within one hundred twenty (120) days of the end of each calendar year or more frequently if Landlord elects to do so at Landlord’s sole and absolute discretion as compared to Landlord’s actual expenditure for said Additional Rent items, with Tenant paying to Landlord, upon demand, any amount of actual expenses expended by Landlord in excess of said estimated amount, or Landlord crediting to Tenant (providing Landlord may withhold any amount thereof required to cure Tenant’s default in the performance of any of the terms, covenants and conditions of this Lease) any amount of estimated payments made by Tenant in excess of Landlord’s actual expenditures for said Additional Rent Items. Within thirty (30) days after receipt of Landlord’s reconciliation, Tenant shall have the right, at Tenant’s sole expense, to audit, at a mutually convenient time at Landlord’s office, Landlord’s records specifically limited to the foregoing expenses. Such audit must be conducted by Tenant or an independent nationally recognized accounting firm that is not being compensated by Tenant or other third party on a contingency fee basis. Tenant shall submit to Landlord a complete copy of said audit at no expense to Landlord and a written notice stating the results of said audit, and if such notice by Tenant and the respective audit reveals that Landlord has overcharged Tenant, and the audit is not challenged by Landlord, the amount overcharged shall be credited to Tenant’s account within thirty (30) days after completion of Landlord’s review and approval of said audit.

E. Fixed Management Fee. Beginning with the Commencement Date of the Term of this Lease, Tenant shall pay to Landlord, in addition to the Basic Rent and Additional Rent, a fixed monthly management fee (“Management Fee”) equal to three percent (3%) of the Basic Rent due for each month during the Lease Term. Tenant shall be responsible for calculating the monthly Management Fee based on the Basic Rent schedule shown in Paragraph 4.A above, and for paying said Management Fee by the first day of each month during the Term of this Lease. Tenant’s failure to pay the monthly Management Fee by the due date will result in a Late Charge being assessed pursuant to the terms of Paragraph 4.0 above. Said Management Fee shall be paid by Tenant to A&P Property Management Company at 2560 Mission College Blvd., Suite 101, Santa Clara, California 95054.

The reference to “Rent” in this Paragraph 4 includes Basic Rent, Additional Rent, and fixed Management Fee. The respective obligations of Landlord and Tenant under this Paragraph shall survive the expiration or other termination of the Term of this Lease, and if the Term hereof shall expire or shall otherwise terminate on a day other than the last day of a calendar year, the actual Additional Rent incurred for the calendar year in which the Term hereof expires or otherwise terminates shall be determined and settled on the basis of the statement of actual Additional Rent for such calendar year and shall be prorated in the proportion which the number of days in such calendar year preceding such expiration or termination bears to 365.

F. Place of Payment of Rent. All Rent hereunder, except for the Management Fee referenced in Paragraph 4.E above, shall be paid to Landlord at the office of Landlord at: WESTPORT JOINT VENTURE, 2560 MISSION COLLEGE BLVD., SUITE 101, SANTA CLARA, CA 95054, or to such other person or to such other place as Landlord may from time to time designate in writing.

G. Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of FOUR HUNDRED THIRTY-NINE THOUSAND TWO HUNDRED NINETY-NINE AND NO/100 Dollars ($439,299.00). Said sum shall be held by Landlord as a Security Deposit for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent and any of the monetary sums due herewith, Landlord may (but shall not be required to) use, apply or retain all or any part of this Security Deposit for the payment of any other amount which Landlord may spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in the amount sufficient to restore the Security Deposit to its original amount. Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be titled to interest on such Deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option, to the last assignee of tenant’s interest hereunder) at the expiration of the Lease Term and after Tenant has vacated the Premises; provided, however, that Landlord may withhold therefrom the amount necessary to cover the cost of restoration of the Premises if Tenant fails to do so as required under Lease Paragraph 8 and to cure any then uncured default by Tenant under this Lease. In the event of termination of Landlord’s interest in this ease, Landlord shall transfer said Deposit to Landlord’s successor in interest whereupon Tenant agrees to release Landlord from liability for the return of such Deposit or the accounting therefor. Tenant hereby waives the protection of Section 1950.7 of the California Civil Code.

H. Security Deposit in the Form of an Irrevocable Standby Letter of Credit. The cash Security Deposit provided for in Paragraph 4G of the Lease shall be deposited by Tenant with Landlord upon execution of this Lease; however, Tenant shall have the right, at Tenant’s sole election prior to October 31, 2001 to replace one-third of the cash Security Deposit, ONE HUNDRED FORTY-SIX THOUSAND FOUR HUNDRED THIRTY-THREE AND NO/100 DOLLARS ($146,433.00) held by Landlord with an irrevocable and freely transferable letter of credit, drawn upon a national financial institution reasonably acceptable and accessible to Landlord in form and content reasonably satisfactory to Landlord, payable upon demand to Landlord, and for a term equal to the Term of this Lease plus a period of sixty (60) days, and said irrevocable letter of credit shall not be subject to annual renewal. Said financial institution must agree that the presentment for demand may be made in San Jose, Santa Clara or Palo Alto, California. One third of the cash Security Deposit, ONE HUNDRED FORTY-SIX THOUSAND FOUR HUNDRED THIRTY-THREE AND NO/100 DOLLARS ($146,433.00) held by Landlord shall be refunded to Tenant upon Landlord’s receipt of an acceptable irrevocable letter of credit. If Tenant defaults with respect to any provisions of this Lease, including but not limited to provisions relating to the payment of Rent, Landlord may (but shall not be required to) draw down on the irrevocable letter of credit for payment of any sum which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default. Landlord and Tenant acknowledge that such irrevocable letter of credit will be treated as if it were a cash Security Deposit, and such irrevocable letter of credit may be drawn down upon by Landlord upon demand and presentation of evidence of the identity of Landlord to the issuing bank, in the event that Tenant defaults with respect to any provision of this Lease and such default is not cured within any applicable cure period. Landlord acknowledges that it is not entitled to draw down such irrevocable letter of credit unless Landlord would have been entitled to draw upon a cash Security Deposit pursuant to the terms of Paragraph 4G of the I .ease. Concurrently with the delivery of the required information to the issuing bank, Landlord shall deliver to Tenant written evidence of the default upon which the draw down was based, together with evidence that Landlord has provided to Tenant the written notice of such default which was required under the applicable provision of the Lease, and notice of the failure of Tenant to cure such default within the applicable grace period following receipt of such notice of default. If any portion of the irrevocable letter of credit is used or applied pursuant hereto, Tenant shall, within ten (10) days after receipt of a written demand therefor from Landlord, restore and replace the value of such security by either (i) depositing cash with Landlord in the amount equal to the sum drawn down under the irrevocable letter of credit, or (ii) increasing the irrevocable letter of credit to its value immediately prior to such application. Tenant’s failure to replace the value of the security as provided in the preceding sentence shall be a material breach of its obligation under this Lease,

5. RULES AND REGULATIONS AND COMMON AREA. Subject to the terms and conditions of this Lease and such Rules and Regulations as Landlord may from time to time prescribe, Tenant and Tenant’s employees, invitees and customers shall, in common with other occupants of the Complex in which the Premises are located, and their respective employees, invitees and customers, and others entitled to the use thereof, have the non-exclusive right to use the access roads, parking areas, and facilities provided and designated by Landlord for the general use and convenience of the occupants of the Complex in which the Premises are located, which areas and facilities are referred to herein as “Common Area”. This right shall terminate upon the termination of this Lease. Landlord reserves the right from time to time to make changes in the shape, size, location, amount and extent of Common Area. Landlord further reserves the right to promulgate such reasonable Rules and Regulations relating to the use of the Common Area, and any part or parts thereof, as Landlord may deem appropriate for the best interests of the occupants of the Complex. The Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant, and Tenant shall abide by them and cooperate in their observance. Such Rules and Regulations may be amended by Landlord from time to time, with or without advance notice, and all amendments shall be effective upon delivery of a copy to Tenant. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Complex of any of said Rules and Regulations.

Landlord shall operate, manage, and maintain the Common Area. The manner in which the Common Area shall be maintained and the expenditures for such maintenance shall be at the discretion of Landlord.

6. PARKING. Tenant shall have the right to use with other tenants or occupants of the Complex eighty-five (85) parking spaces in the common parking areas of the Complex. Tenant agrees that Tenant, Tenant’s employees, agents, representatives and/or invitees shall not use parking spaces in excess of said 85 spaces allocated to Tenant hereunder. Landlord shall have the right, at Landlord’s sole discretion, to specifically designate the location of Tenant’s parking spaces within the common parking areas of the Complex in the event of a dispute among the tenants occupying the building and/or Complex referred to herein, in which event Tenant agrees that Tenant, Tenant’s employees, agents, representatives and/or invitees shall not use any parking spaces other than those parking spaces specifically designated by Landlord for Tenant’s use. Said parking spaces, if specifically designated by Landlord to Tenant, may be relocated by Landlord at any time, and from time to time, Landlord reserves the right, at Landlord’s sole discretion, to rescind any specific designation of parking spaces, thereby returning Tenant’s parking spaces to the common parking area. Landlord shall give Tenant written notice of any change in Tenant’s parking spaces. Tenant shall not, at any time, park or permit to be parked, any trucks or vehicles adjacent to the loading areas so as to interfere in any way with the use of such areas, not shall Tenant at any time park or permit the parking of Tenant’s trucks or other vehicles or the trucks and vehicles of Tenant’s suppliers or others, in any portion of the common area not designated by Landlord for such use by Tenant. Tenant shall not park nor permit to be parked, any inoperative vehicles or equipment on any portion of the common parking area or other common areas of the Complex. Tenant agrees to assume responsibility for compliance by its employees with the parking provisions contained herein. If Tenant or its employees park in other than such designated parking areas, then Landlord may charge Tenant, as an additional charge, and Tenant agrees to pay, Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parked in any area other than that designated. Tenant hereby authorizes Landlord at Tenant’s sole expense to tow away from the Complex any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions, or to attach violation stickers or notices to such vehicles. Tenant shall use the parking spaces for vehicle parking only and shall not use the parking areas for storage.

7. EXPENSES OF OPERATION, MANAGEMENT, AND MAINTENANCE OF THE COMMON AREAS OF THE COMPLEX. As Additional Rent and in accordance with Paragraph 4D of this Lease, Tenant shall pay to Landlord Tenant’s proportionate share (calculated on a square footage or other equitable basis as calculated by Landlord) of all expenses of operation, management, maintenance and repair of the Common Areas of the Complex including, but not limited to, license, permit, and inspection fees; security; utility charges associated with exterior landscaping and lighting (including water and sewer charges); all charges incurred in the maintenance and replacement of landscaped areas, lakes, private roads within the Complex and roads with reciprocal easement areas, parking lots and paved areas (including repair, replacement, resealing and restriping), sidewalks, driveways; maintenance, repair, and replacement of all fixtures and electrical, mechanical and plumbing systems; structural elements and exterior surfaces of the buildings; salaries and employees benefits of personnel and payroll taxes applicable thereto; supplies, materials, equipment and tools; the cost of capital expenditures which have the effect of reducing operating expenses, provided, however, that in the event Landlord makes such capital improvements, Landlord may amortize its investment in said improvements (together with interest at the rate of fifteen percent (15%) per annum on the unamortized balance) as an operating expense in accordance with standard accounting practices, provided, that such amortization is not at a rate greater than the anticipated savings in the operating expenses.

“Additional Rent” as used herein shall not include Landlord’s debt repayments, interest on charges; expenses directly or indirectly incurred by Landlord for the benefit of any other tenant; cost for the installation of partitioning or any other tenant improvements; cost of attracting tenants; depreciation; interest, or executive salaries.

As Additional Rent and in accordance with Paragraph 4D of this Lease, Tenant shall pay its proportionate share (calculated on a square footage or other equitable basis as calculated by Landlord) of the cost of operation (including common utilities), management, maintenance, and repair of the building (including structural and common areas such as lobbies, restrooms, janitor’s closets, hallways, elevators, mechanical and telephone rooms, stairwells, entrances, spaces above the ceilings and janitorization of said common areas) in which the Premises are located. The maintenance items herein referred to include, but are not limited to, all windows, window frames, plate glass, glazing, truck doors, main plumbing systems of the building (such as water drain lines, sinks, toilets, faucets, drains, showers and water fountains), main electrical systems (such as panels and conduits), heating and air-conditioning systems (such as compressors, fans, air handlers, ducts, boilers, heaters), structural elements and exterior surfaces of the building; store fronts, roof, downspouts. building common area interiors (such as wall coverings, window coverings, floor coverings and partitioning), ceilings, building exterior doors, skylights (if any), automatic fire extinguishing systems, and elevators (if any); license, permit and inspection fees; security, supplies, materials, equipment and tools; the cost of capital expenditures which have the effect of reducing operating expenses, provided, however, that in the event Landlord makes such capital improvements, Landlord may amortize its investment in said improvements (together with interest at the rate of fifteen (15%) percent per annum on the unamortized balance) as an operating expense in accordance with standard accounting practices, provided, that such amortization is not at a rate greater than the anticipated savings in the operating expenses. Tenant hereby waives all rights hereunder, and benefits of, subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect.

8. ACCEPTANCE AND SURRENDER OF PREMISES. By entry hereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair and accepts the building and improvements included in the Premises in their present condition and without representation or warranty by Landlord as to the condition of such building or as to the use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant. Tenant agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises promptly and peaceably to Landlord in good condition and repair (damage by Acts of God, fire, normal wear and tear excepted), with all interior walls painted, or cleaned so that they appear freshly painted, and repaired or replaced, if damaged; all floors cleaned and waxed; all carpets cleaned and shampooed; all broken, marred or nonconforming acoustical ceiling tiles replaced; all windows washed; the air conditioning and heating systems serviced by a reputable and licensed service firm and in good operating condition (provided the maintenance of such equipment has been the Tenant’s responsibility during the Term of this Lease) and repair; the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts; the lawn and shrubs in good condition including the replacement of any dead or damaged plantings; the sidewalk, driveways and parking areas in good order, condition and repair; together with all alterations, additions, and improvements which may have been made, in, to, or on the Premises (except moveable trade fixtures installed at the expense of Tenant) except that Tenant shall ascertain from Landlord within thirty (30) days before the end of the Term of this Lease whether Landlord desires to have the Premises or any part or parts thereof restored to their condition and configuration as when the Premises were delivered to Tenant and if Landlord shall so desire, then Tenant shall restore said Premises or such part or parts thereof before the end of this Lease at Tenant’s sole cost and expense. Tenant, on or before the end of the Term or sooner termination of this Lease, shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed on or before the end of the Term or sooner termination of this Lease shall be deemed abandoned by Tenant and title to same shall thereupon pass to Landlord without compensation to Tenant. Landlord may, upon termination of this Lease, remove all moveable furniture and equipment so abandoned by Tenant, at Tenant’s sole cost, and repair any damage caused by such removal at Tenant’s sole cost. If the Premises be not surrendered at the end of the Term or sooner termination of this Lease, Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding Tenant founded on such delay. Nothing contained herein shall be construed as an extension of the Term hereof or as a consent of Landlord to any holding over by Tenant. The voluntary or other surrender of this Lease or the Premises by Tenant or a mutual cancellation of this Lease shall not work as a merger and, at the option of Landlord, shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of all or any such subleases or subtenancies.

9. “AS-IS” BASIS. Inasmuch as Tenant is currently subleasing the Premises to be leased herein, from iPass, Inc. (“iPass”), it is hereby agreed that the Premises leased hereunder is leased strictly on an “as-is” basis in its present condition, and in the configuration as shown on Exhibit B attached hereto (which Exhibit B reflects the current configuration of the Premises subleased from iPass). Pursuant to Lease Paragraph 8, Tenant shall accept the Premises as being in good and sanitary order, condition and repair and shall accept the building and improvements on the Premises in the condition that exists at the Commencement of the Lease and without any representation or warranty by Landlord as to the condition of said Building or Premises at the Commencement of the Lease, or as to the conformance of the Building or Premises to any building ;Aides or governmental rules or regulations that may then or thereafter be in existence. It is acknowledged by Tenant that Tenant is subleasing the entire Premises to be leased herein from iPass, which sublease termination date is the date Landlord’s master lease with iPass terminates (August 31, 2001). It is specifically agreed between the parties that Landlord shall not be required under any circumstances, to make, nor be responsible for any cost in connection with, any repair, restoration, and/or improvements to the Premises to prepare the Premises for Tenant’s use and occupancy or thereafter during the Lease Term.

10. ALTERATIONS AND ADDITIONS. Tenant shall not make, nr suffer to be made, any alteration or addition to the Premises, or any part thereof, without the written consent of Landlord first had and obtained by Tenant (such consent not to be unreasonably withheld), but at the cost of Tenant, and any addition to, or alteration of, the Premises, except moveable furniture and trade fixtures, shall at once become a part of the Premises and belong to Landlord. Landlord reserves the right to approve all contractors and mechanics proposed by Tenant to make such alterations and additions. As a condition to Landlord granting its consent to any alterations, Tenant shall deliver plans and specifications for Landlord’s review and approval, and within five business days of completion of said alterations, Tenant shall deliver to Landlord an original 1/8” scaled sepia or an other electronic format as solely determined by Landlord. Tenant shall retain title to all moveable furniture and trade fixtures placed in the Premises. All heating, lighting, electrical, air conditioning, security systems, floor to ceiling partitioning, drapery, carpeting, and floor installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures. Tenant agrees that it will not proceed to make such alteration or additions, without having obtained consent from Landlord to do so, and until five (5) days from the receipt of such consent, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work. Tenant shall, if required by Landlord, secure at Tenant’s own cost and expense, a completion and lien indemnity bond, satisfactory to Landlord, for such work. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within ten (10) days after notice of filing thereof, at the cost and expense of Tenant. Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant. Notwithstanding anything to the contrary herein, under no circumstances shall Tenant be authorized to penetrate the soil to a depth that exceeds three and one-half feet from the uppermost surface of the soil.

11. TENANT MAINTENANCE. Tenant shall, at its sole cost and expense, keep and maintain the Premises (including appurtenances) and every part thereof in a high standard of maintenance and repair, and in good and sanitary condition. Tenant’s maintenance and repair responsibilities herein referred to include, but are not limited to, janitorization, plumbing systems within the non-common areas of the Premises (such as water and drain lines, sinks), electrical systems within the non-common areas of the Premises (such as outlets, lighting fixtures, lamps, bulbs, tubes, ballasts), heating and air-conditioning controls within the non-common areas of the Premises (such as mixing boxes, thermostats, time clocks, supply and return grills), non-common elevators (if any), and all interior improvements within the Premises including but not limited to: wall coverings, window coverings, acoustical ceilings, vinyl tile, carpeting, partitioning, doors (both interior and exterior, including closing mechanisms, latches, locks), skylights (if any), automatic fire extinguishing systems, and all other interior improvements of any nature whatsoever. Tenant agrees to provide carpet shields under all rolling chairs or to otherwise be responsible for wear and tear of the carpet caused by such rolling chairs if such wear and tear exceeds that caused by normal foot traffic in surrounding areas. Areas of excessive wear shall be replaced at Tenant’s sole expense upon Lease termination. Tenant hereby waives all rights hereunder, and benefits of, subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect.

12. UTILITIES OF THE BUILDING IN WHICH THE PREMISES ARE LOCATED. As Additional Rent and in accordance with Paragraph 4D of this Lease Tenant shall pay its proportionate share (calculated on a square footage or other equitable basis as calculated by Landlord) of the cost of all utility charges such as water, gas, electricity, sewer service, waste pick-up and any other utilities, materials or services furnished directly to the building in which the Premises are located, including, without limitation, any temporary or permanent utility surcharge or other exactions whether or not hereinafter imposed.

Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by accident, breakage, repair, strikes, lockouts, or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

Provided that Tenant is not in default in the performance or observance of any of the terms, covenants or conditions of this Lease to be performed or observed by it, Landlord shall furnish to the Premises between the hours of 8:00 am and 6:00 pm, Mondays through Fridays (holidays excepted) and subject to the rules and regulations of the Common Area hereinbefore referred to, reasonable quantities of water, gas and electricity suitable for the intended use of the Premises and heat and air-conditioning required in Landlord’s judgment for the comfortable use and occupation of the Premises for such purposes. Tenant agrees that at all times it will cooperate fully with Landlord and abide by all regulations and requirements that Landlord may prescribe for the proper functioning and protection of the building heating, ventilating and air-conditioning systems. Whenever heat generating machines, equipment, or any other devices (including exhaust fans) are used in the Premises by Tenant which affect the temperature or otherwise maintained by the air-conditioning system, Landlord shall have the right to install supplementary air-conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord. Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises (including, without limitation), electronic data processing machines or machines using current in excess of 110 Volts which will in any way increase the amount of electricity, gas, water or air-conditioning usually furnished or supplied to premises being used as general office space, or connect with electric current (except through existing electrical outlets in the Premises), or with gas or water pipes any apparatus or device for the purposes of using electric current, gas, or water. If Tenant shall require water, gas, or electric current in excess of that usually furnished or supplied to premises being used as general office space, Tenant shall first obtain the written consent of Landlord, which consent shall not be unreasonably withheld and Landlord may cause an electric current, gas or water meter to be installed in the Premises in order to measure the amount of electric current, gas or water consumed for any such excess use. The cost of any such meter and of the installation, maintenance and repair thereof, all charges for such excess water, gas and electric current consumed (as shown by such meters and at the rates then charged by the furnishing public utility); and any additional expense incurred by Landlord in keeping account of electric current, gas, or water so consumed shall be paid by Tenant, and Tenant agrees to pay Landlord therefor promptly upon demand by Landlord.

13. TAXES.

A. As Additional Rent and in accordance with Paragraph 4D of this Lease, Tenant shall pay to Landlord, monthly in advance or as they become due, pursuant to statements submitted by Landlord, Tenant’s proportionate share (which pro rata share shall be allocated to the Leased Premises by square footage or other equitable basis, as calculated by Landlord) of all Real Property Taxes relating to the Premises accruing with respect to the Premises during the Term of this Lease and the Extended Term (if any). The term “Real Estate Taxes” shall also include supplemental taxes related to the period of Tenant’s Lease Term whenever levied, including any such taxes that may be levied after the Lease Term has expired. The term “Real Property Taxes”, as used herein, shall mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Premises) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Complex (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein; any improvements located within the Complex (regardless of ownership); the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located in the Complex; or parking areas, public utilities, or energy within the Complex; (ii) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Complex and (iii) all costs and fees (including reasonable attorneys’ fees) incurred by Landlord in reasonably contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If at any time during the Term of this Lease the taxation or assessment of the Complex prevailing as of the Commencement Date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Complex or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Complex, on Landlord’s business of leasing the Complex, or computed in any manner with respect to the operation of the Complex, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or tents unrelated so the Complex, then only that part of such Real Property Tax that is fairly allocable to the Complex shall be included within the meaning of the term “Real Property Taxes.” Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources.

B. Taxes on Tenant’s Property.

(a) Tenant shall be liable for and shall pay ten days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based on such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall upon demand, as the ease may be, repay to Landlord the taxes so levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment; provided that in any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(b) If the Tenant improvements in the Premises, whether installed, and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which standard office improvements in other space in the Complex are assessed, then the real property taxes and assessments levied against the Landlord or the Complex by reason of such excess assessed valuation shall be deemed to be taxies levied against personal property of the Tenant and shall be governed by the provisions of 13B(a) above. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements are assessed at a higher valuation than standard office space improvements in other space in the Complex, such records shall be binding on both the Landlord and the Tenant. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.

14. ASSESSMENT CREDITS. The demised property herein may be subject to a special assessment levied by the City of Redwood City as part of an Improvement District. As a part of said special assessment proceedings (if any), additional bonds were or may be sold and assessments were or may be levied to provide for construction contingencies and reserve funds. Interest shall be earned on such funds created for contingencies and on reserve funds which will be credited for the benefit of said assessment district. To the extent surpluses are created in said district through unused contingency funds, interest earnings or reserve funds, such surpluses shall be deemed the property of Landlord. Notwithstanding that such surpluses may be credited on assessments otherwise due against the Leased Premises, Tenant shall pay to Landlord, as Additional Rent if, and at the time of any such credit of surpluses, an amount equal to all such surpluses so credited. For example: if (i) the property is subject to an annual assessment of $1,000.00, and (ii) a surplus of $200.00 is credited towards the current year’s assessment which reduces the assessment amount shown on the property tax bill from $1,000.00 to $800.00, Tenant shall, upon receipt of notice from Landlord, pay to Landlord said $200.00 credit as Additional Rent.

15. LIABILITY INSURANCE. Tenant, at Tenant’s expense, agrees to keep in force during the Term of this Lease a policy of commercial general liability insurance with combined single limit coverage of not less than Two Million Dollars ($2,000,000) per occurrence for injuries to or death of persons occurring in, on, or about the Premises or the Complex and property damage. Such insurance shall be primary and noncontributory as respects any insurance carried by Landlord. The policy or polices affecting such insurance, certificates of insurance of which shall be furnished to Landlord, shall name Landlord as additional insureds, and shall insure any liability of Landlord, contingent or otherwise, as respects acts or omissions of Tenant, its agents, employees or invitees or otherwise by any conduct or transactions of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations hereunder; shall be issued by an insurance company admitted to transact business in the State of California; and shall provide that the insurance effected thereby shall not be canceled, except upon thirty (30)

days’ prior written notice to Landlord. A certificate of insurance of said policy shall be delivered to Landlord. If, during the Term of this Lease, in the considered opinion of Landlord’s Lender, insurance advisor, or counsel, the amount of insurance described in this Paragraph 15 is not adequate, Tenant agrees to increase said coverage to such reasonable amount as Landlord’s Lender, insurance advisor, or counsel shall deem adequate.

16. TENANT’S PERSONAL PROPERTY INSURANCE AND WORKMAN’S COMPENSATION INSURANCE. Tenant shall maintain a policy or policies of fire and property damage insurance in “all risk” form with a sprinkler leakage endorsement insuring the personal property, inventory, trade fixtures, and leasehold improvements within the Leased Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured.

Tenant shall also maintain a policy or policies of workman’s compensation insurance and any other employee benefit insurance sufficient to comply with all laws.

17. PROPERTY INSURANCE. Landlord shall purchase and keep in force, and as Additional Rent and in accordance with Paragraph 4D of this Lease, Tenant shall pay to Landlord (or Landlord’s agent if so directed by Landlord) Tenant’s proportionate share (allocated to the Leased Premises by square footage or other equitable basis as calculated and determined by Landlord) of the deductibles on insurance claims and the cost of, policy or policies of insurance covering loss or damage to the Premises and Complex (excluding routine maintenance and repairs and incidental damage or destruction caused by accidents or vandalism for which Tenant is responsible under Paragraph 11) in the amount of the full replacement value thereof, providing protection against those perils included within the classification of “all risks” insurance and flood and/or earthquake insurance, if available, plus a policy of rental income insurance in the amount of one hundred (100%) percent of twelve (12) months Basic Rent, plus sums paid as Additional Rent and any deductibles related thereto. If such insurance cost is increased due to Tenant’s use of the Premises or the Complex, Tenant agrees to pay to Landlord the full cost of such increase. Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Complex.

In addition and notwithstanding anything to the contrary in this Paragraph 17, each party to this Lease hereby waives all rights of recovery against the other party or its officer, employees, agents and representatives for loss or damage to its property or the property of others under its control, arising from any cause insured against under the fire and extended coverage (excluding, however, any loss resulting from Hazardous Material contamination of the Property) required to be maintained by the terms of this Lease Agreement to the extent full reimbursement of the loss/claim is received by the insured party. Each party required to carry property insurance hereunder shall cause the policy evidencing such insurance to include a provision permitting such release of liability (“waiver of subrogation endorsement”) provided, however, that if the insurance policy of either releasing party prohibits such waiver, then this waiver shall not take effect until consent to such waiver is obtained; provided, however, that if the insurance policy of either releasing party prohibits such waiver, then this waiver shall not take effect until consent to such waiver is obtained. If such waiver is so prohibited, the insured party affected shall promptly notify the other party thereof. In the event the waivers are issued to the parties and are not valid under current policies and/or subsequent insurance policies, the non-complying party will provide, to the other party, 30 days advance notification of the cancellation of the subrogation waiver, in which case neither party will provide such subrogation waiver thereafter and this Paragraph will be null and void. The foregoing waiver of subrogation shall not include any loss resulting from Hazardous Material contamination of the Property or any insurance coverage relating thereto.

18. INDEMNIFICATION Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Premises or the Complex by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises or the Complex but excluding, however, the willful misconduct or negligence of Landlord, its agents, servants, employees, invitees or contractors of which negligence Landlord has knowledge and reasonable time to correct. Except as to injury to persons or damage to property to the extent arising from the willful misconduct or the negligence of Landlord, its agents, servants, employees, invitees, or contractors, Tenant shall hold Landlord harmless from and defend Landlord against any and all expenses, including reasonable attorneys’ fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in, on or about the Premises, or any part thereof, from any cause whatsoever, accruing and/or occurring during the Term of this Lease.

19. COMPLIANCE. Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in effect; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; and with any direction or occupancy certificate issued pursuant to law by any public officer; provided, however, that no such failure shall be deemed a breach of the provisions if Tenant, immediately upon notification, commences to remedy or rectify said failure. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance covering requirements pertaining to said Premises.

20. LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant. In the event that Tenant shall not, within ten (10) days following notice of the imposition of such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but no obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the higher of the (i) prime rate of interest as quote by the Bank of America or (ii) Landlord’s borrowing rate (the “Interest Rate”).

21. ASSIGNMENT AND SUBLETTING.

A. Tenant shall not assign, transfer, or hypothecate the leasehold estate under this Lease, or any interest therein, and shell not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person or entity to occupy or use the Premises, or any portion thereof, without, in each case, the prior written consent of Landlord which consent will not be unreasonably withheld. As a condition for granting this consent to any assignment, transfer, or subletting, Landlord shall require that (i) the sublease be a triple net sublease and that the basic rent due under any such sublease be no less than the then current market rent with annual increases at the then prevailing market rent, (ii) that the sublease shall not provide for subtenant to have an option to extend the term of the sublease or an option to expand the sublet space, and (iii) Tenant pay Landlord monthly throughout the term of any approved sublease, as Additional Rent (and therefore subject to the terms of Paragraph 4.0 (“Late Charge”) and 24 (“Bankruptcy and Default”), seventy-five percent (75%) of all rents and/or additional consideration due Tenant from its assignees, transferees, or subtenants in excess of the Rent payable by Tenant to Landlord hereunder for the assigned, transferred and/or subleased space (“Excess Rent”). Tenant shall, by thirty (30) days written notice, advise Landlord of its intent to assign or transfer Tenant’s interest in the Lease or sublet the Premises or any portion thereof for any part of the Term hereof. Within thirty (30) days after receipt of said written notice, Landlord may, in its sole discretion, elect to terminate this Lease as to the portion of the Premises described in Tenant’s notice on the date specified in Tenant’s notice by giving written notice of such election to terminate. If no such notice to terminate is given to Tenant within said thirty (30) day period, Tenant may proceed to locate an acceptable sublessee, assignee, or other transferee for presentment to Landlord for Landlord’s approval, all in accordance with the terms, covenants, and conditions of this Paragraph 21. If Tenant intends to sublet the entire Premises and Landlord elects to terminate this Lease, this Lease shall be terminated on the date specified in Tenant’s notice. If, however, this Lease shall terminate pursuant to the foregoing with respect to less than all the Premises, the Rent, as defined and reserved hereinabove shall be adjusted on a pro rata basis to the number of square feet retained by Tenant, and this Lease as so amended shall continue in full force and effect. In the event Tenant is allowed to assign, transfer or sublet the whole or any part of the Premises, with the prior written consent of Landlord, no assignee, transferee or subtenant shall assign or transfer this Lease, either in whole or in part, or sublet the whole or any part of the Premises, without also having obtained the prior written consent of Landlord. Notwithstanding the above, in no event shall Landlord consent to a sub-sublease. A consent of Landlord to one assignment, transfer, hypothecation, subletting, occupation or use by any other person shall not release Tenant from any of Tenant’s obligations hereunder or be deemed to be a consent to any subsequent similar or dissimilar assignment, transfer, hypothecation, subletting, occupation or use by any other person. Any such assignment, transfer, hypothecation, subletting, occupation or use without such consent shall be void and shall constitute a breach of this Lease by Tenant and shall, at the option of Landlord exercised by written notice to Tenant, terminate this Lease. The leasehold estate under this Lease shall not, nor shall any interest therein, be assignable for any purpose by operation of law without the written consent of Landlord. As a condition to its consent, Landlord shall require Tenant to pay all expenses in connection with any and all subleases and/or assignments and/or any amendments related thereto, including but not limited to Landlord’s fees for the processing and administration of the consent documentation and Landlord’s attorneys’ fees (if any), and Landlord shall require Tenant’s subtenant. assignee or transferee (or other assignees or transferees) to assume m writing all of the obligations under this Lease and for Tenant to remain liable to Landlord under the Lease.

B. Notwithstanding the foregoing, Landlord and Tenant agree that it shall not be unreasonable for Landlord to refuse to consent to a proposed assignment, sublease or other transfer (“Proposed Transfer”) if the Premises or any other portion of the Property would become subject to additional or different Government Requirements as a direct or indirect consequence of the Proposed Transfer and/or the Proposed Transferee’s use and occupancy of the Premises and the Property. However, Landlord may, in its sole discretion, consent to such a Proposed Transfer where Landlord is indemnified by Tenant and (i) Subtenant or (ii) Assignee, in form and substance satisfactory to Landlord’s counsel, by Tenant and/or Proposed Transferee from and against any and all costs, expenses, obligations and liability arising out of the Proposed Transfer and/or the Proposed Transferee’s use and occupancy of the Premises and the Property.

C. Any and all sublease agreement(s) between Tenant and any and all subtenant(s) (which agreements must be consented to by Landlord, pursuant to the requirements of this Lease) shall contain the following language:

“If Landlord and Tenant jointly and voluntarily elect, for any reason whatsoever, to terminate the Master Lease prior to the scheduled Master Lease termination date, then, if Landlord so elects, this Sublease (if then still in effect) shall terminate concurrently with the termination of the Master Lease. Subtenant expressly acknowledges and agrees that (1) the voluntary termination of the Master Lease by Landlord and Tenant and the resulting termination of this Sublease shall not give Subtenant any right or power to make any legal or equitable claim against Landlord, including without limitation any claim for interference with contract or interference with prospective economic advantage, and (2) Subtenant hereby waives any and all rights it may have under law or at equity against Landlord to challenge such an early termination of the Sublease, and unconditionally releases and relieves Landlord, and its officers, directors, employees and agents, from any and all claims, demands, and/or causes of action whatsoever (collectively, “Claims”), whether such matters are known or unknown, latent or apparent, suspected or unsuspected, foreseeable or unforeseeable, which Subtenant may have arising out of or in connection with any such early termination of this Sublease. Subtenant knowingly and intentionally waives any and all protection which is or may be given by Section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

The term of this Sublease is therefore subject to early termination. Subtenant’s initials here below evidence (a) Subtenant’s consideration of and agreement to this early termination provision, (b) Subtenant’s acknowledgment that, in determining the net benefits to be derived by Subtenant under the terms of this Sublease, Subtenant has anticipated the potential for early termination, and (c) Subtenant’s agreement to the general waiver and release of Claims above.

22. SUBORDINATION AND MORTGAGES. In the event Landlord’s title or leasehold interest is now or hereafter encumbered by a deed of trust, upon the interest of Landlord in the land and buildings in which the demised Premises are located, to secure a loan from a lender (hereinafter referred to as “Lender”) to Landlord, Tenant shall, at the request of Landlord or Lender, execute in writing an agreement (in form reasonably acceptable to Tenant), subordinating its rights under this Lease to the lien of such deed of trust, or, if so requested, agreeing that the lien of Lender’s deed of trust shall be or remain subject and subordinate to the rights of Tenant under this Lease. Notwithstanding any such subordination, Tenant’s possession under this Lease shall not be disturbed if Tenant is not in default and so long as Tenant shall pay all Rent and observe and perform all of the provisions set forth in this Lease and any subordination agreement shall reflect the agreement of the Lender to the same.

23. ENTRY BY LANDLORD. Landlord reserves, and shall at all reasonable times after at least twenty four (24) hours notice (except in emergencies) have the tight to enter the Premises to inspect them; to perform any services to be provided by Landlord hereunder; to make repairs or provide any services to a contiguous tenant(s) (if any); to submit the Premises to prospective purchasers, mortgagers or tenants; to post notices of non-responsibility; and to alter, improve or repair the Premises and any portion of the Complex, all without abatement of Rent, and may erect scaffolding and other necessary structures in or through the Premises where reasonably required by the character of the work to be performed; provided, however that the business of Tenant shall be interfered with to the least extent that is reasonably practical. Landlord shall also have the right at any time to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Complex and to change the name, number or designation by which the Complex is commonly known, and none of the foregoing shall be deemed an actual or constructive eviction of Tenant, or shall entitle Tenant to any reduction of Rent hereunder. Any entry to the Premises by Landlord for the purposes provided for herein shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

24. BANKRUPTCY AND DEFAULT. The commencement of a bankruptcy action or liquidation action or reorganization action or insolvency action or an assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, or the insolvency of Tenant, shall, at Landlords option, constitute a breach of this Lease by Tenant. If the trustee or receiver appointed to serve during a bankruptcy, liquidation, reorganization, insolvency or similar action elects to reject Tenant’s unexpired Lease, the trustee or receiver shall notify Landlord in writing of its election within thirty (30 days after an order for relief in a liquidation action or within thirty (30) days after the commencement of any action.

Within thirty (30) days after the court approval of the assumption of this Lease, the trustee or receiver shall cure (or provide adequate assurance to the reasonable satisfaction of Landlord that the trustee or receiver shall cure) any and all previous defaults under the unexpired Lease and shall compensate Landlord for all actual pecuniary loss and shall provide adequate assurance of future performance under said Lease to the reasonable satisfaction of Landlord. Adequate assurance of future performance, as used herein, includes, but shall not be limited to: (i) assurance of source and payment of Rent, and other consideration due under this Lease; (ii) assurance that the assumption or assignment of this Lease will not breach substantially any provision, such as radius, location, use, or exclusivity provision, in any agreement relating to the above described Premises.

Nothing contained in this section shall affect the existing right of Landlord to refuse to accept an assignment upon commencement of or in connection with a bankruptcy, liquidation, reorganization or insolvency action or an assignment of Tenant for the benefit of creditors or other similar act. Nothing contained in this Lease shall be construed as giving or granting or creating an equity in the demised Premises to Tenant. In no event shall the leasehold estate under this Lease, or any interest therein, be assigned by voluntary or involuntary bankruptcy proceeding without the prior written consent of Landlord. In no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a default under this Lease by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of five (5) days from the date of written notice from Landlord within which to cure any default in the payment of Rent or adjustment thereto. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other non-monetary default under this Lease; provided, however, that with respect to non-monetary defaults not involving Tenant’s failure to pay Basic Rent or Additional Rent, Tenant shall not be in default if (i) more than thirty (30) days is required to cure such non-monetary default and (ii) Tenant commences cure of such default as soon as reasonably practicable after receiving written notice of such default from Landlord and thereafter continuously and with due diligence prosecutes such cure to completion. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(a) The rights and remedies provided for by California Civil Code Section 1951.2 including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2. Any proof by Tenant under subparagraphs (2) and (3) of Section 1951.2 of the California Civil Code of the amount of rental loss that could be reasonably avoided shall be made in the following manner: Landlord and Tenant shall each select a licensed real estate broker in the business of renting property of the same type and use as the Premises and in the same geographic vicinity. Such two real estate brokers shall select a third licensed real estate broker, and the three licensed real estate brokers so selected shall determine the amount of the Rent loss that could be reasonably avoided from the balance of the Term of this Lease after the time of award. The decision of the majority of said licensed real estate brokers shall be final and binding upon the parties hereto. As part of such damages, Landlord shall have the right to recover that portion of any leasing commission paid by Landlord m connection with this Lease applicable to the unexpired Term of this Lease.

(b) The rights and remedies provided by California Civil Code Section which allows Landlord to continue the Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant’s right to possession; acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlords initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law.

(d) To the extent permitted by law, the right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law. Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term of this Lease) and at such Rent and such other terms as Landlord in its reasonable sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each subletting, (i) Tenant shall be immediately liable to pay Landlord, in addition to indebtedness other than Rent due hereunder, the reasonable cost of such subletting, including, but not limited to, reasonable attorneys’ fees, and any real estate commissions actually paid, and the cost of such reasonable alterations and repairs incurred by Landlord and the amount, if any, by which the Rent hereunder for the period of such subletting (to the extent such period does not exceed the Term hereof) exceeds the amount to be paid as Rent for the Premises for such period or (ii) at the option of Landlord, rents received from such subletting shall be applied first to payment of indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any Rent to be received by such subletting under option (i) and such Rent shall not be promptly paid to Landlord by the subtenant(s), or if such rentals received from such subletting under option (ii) during any month be less than that to be paid during the month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.

(e) The right to have a receiver appointed for Tenant upon application by Landlord, to take possession of the Premises and to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to subparagraph (e) above.

25. ABANDONMENT Tenant shall not vacate or abandon the Premises at any time during the Term of this Lease and if Tenant shall abandon, vacate or surrender said Premises, or be dispossessed by the process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord, except such property as may be mortgaged to Landlord. Notwithstanding the above, Tenant shall not be in default under the Lease if it leaves all or any part of Premises vacant so long as (i) Tenant is performing all of its other obligations under the Lease including the obligation to pay Rent (ii) Tenant provides on-site security during normal business hours for those parts of the Premises left vacant, (iii) such vacancy does not materially and adversely affect the validity or coverage of any policy of insurance carried by Landlord with respect to the Premises, and (iv) the utilities and heating and ventilation systems are operated and maintained to the extent necessary to prevent damage to the Premises or its systems.

26. DESTRUCTION. In the event the Premises are destroyed in whole or in part from any cause, except for routine maintenance and repairs and incidental damage and destruction caused from vandalism and accidents for which Tenant is responsible under Paragraph 11, Landlord may, at its option:

(a) Rebuild or restore the Premises to their condition prior to the damage or destruction, or

(b) Terminate this Lease (providing that the Premises is damaged to the extent of 33 1/3% or more of the replacement cost, exclusive of footings, foundations and floor slabs).

If Landlord does not give Tenant notice in writing within thirty (30) days from the destruction of the Premises of its election to either rebuild and restore them, or to terminate this Lease, Landlord shall be deemed to have elected to rebuild or restore them, in which event Landlord agrees, at its expense except for any deductible, which is the responsibility of the Tenant, promptly to rebuild or restore the Premises to their condition prior to the damage or destruction. Tenant shall be entitled to a reduction in Rent from the date of such damage or destruction, provided Tenant is not using any portion of such damaged area, while such repair is being made in the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises. If Landlord initially estimates that the rebuilding or restoration will exceed 180 days or if Landlord does not complete the rebuilding or restoration within one hundred eighty (180) days following the date of destruction (such period of time to be extended for delays caused by the fault or neglect of Tenant or because of Acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargos, rainy or stormy weather, inability to obtain materials, supplies or fuels, acts of contractors or subcontractors, or delay of the contractors or subcontractors due to such causes or other contingencies beyond the control of Landlord), then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within five days following the date Tenant receives Landlord’s written notice stating that the restoration will exceed 180 days. Regardless of whether Landlord and/or Tenant elects to terminate the Lease early as provided herein, Tenant shall remain liable for the insurance deductible as it relates to the Leased Premises. Notwithstanding anything herein to the contrary, Landlords obligation to rebuild or restore shall be limited to the building and interior improvements constructed by Landlord as they existed as of the Commencement Date of the Lease and shall not include restoration of Tenant’s trade fixtures, equipment, merchandise, or any improvements, alterations or additions made by Tenant to the Premises, which Tenant shall forthwith replace or fully repair at Tenant’s sole cost and expense provided this Lease is not canceled according to the provisions above.

Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect. Tenant hereby expressly waives the provision of Section 1932, Subdivision 2, in Section 1933, Subdivision 4 of the California Civil Code.

In any event that the building in which the Premises are situated is damaged or destroyed to the extent of not less than 33 1/3% of the replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises be injured or not. Notwithstanding anything to the contrary herein, Landlord may terminate this lease in the event of an uninsured event or if insurance proceeds are insufficient to cover one hundred percent of the rebuilding costs net of the deductible.

Without regard to whether this Lease is terminated pursuant to the foregoing, Tenant, upon demand by Landlord, shall pay to Landlord the deductibles from any casualty policy Landlord carries pursuant to Paragraph 17 (“Property Insurance”).

27. EMINENT DOMAIN. If all or any part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title vests in the condemnor, and Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired Term of this Lease. Notwithstanding the foregoing sentence, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

If (i) any action or proceeding is commenced for such taking of the Premises or any part thereof, or if Landlord is advised in writing by any entity or body having the right or power of condemnation of its intention to condemn the Premises or any part thereof, or (ii) any of the foregoing events occur with respect to the taking of any space in the Complex not leased hereby, or if any such spaces so taken or conveyed in lieu of such taking and Landlord shall decide to discontinue the use and operation of the Complex, or decide to demolish, alter or rebuild the Complex, then in any such events Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof within sixty (60) days of the date of receipt of said written advice, or commencement of said action or proceeding, or taking conveyance, which termination shall take place as of the first to occur of the last day of the calendar month next following the month in which such notice is given or the date on which title to the Premises shall vest in the condemnor.

In the event of such a partial taking or conveyance of the Premises, if the portion of the Premises taken or conveyed is so substantial that the Tenant can no longer reasonably conduct its business, Tenant shall have the privilege of terminating this Lease within sixty (60) days from the da f such taking or conveyance, upon written notice to the Landlord of its intention so to do, and upon giving of such notice this Lease shall terminate on the last day of the calendar month next following the month in which such notice is given, upon payment by Tenant of the Rent from the date of such taking or conveyance to the date of termination.

If a portion of the Premises be taken by condemnation or conveyance in lieu thereof and neither Landlord nor Tenant shall terminate this Lease as provided herein, this Lease shall continue in full force and effect as to the part of the Premises not so taken or conveyed, and the Rent herein shall be apportioned as of the date of such taking or conveyance so that thereafter the Rent to be paid by Tenant shall be in the ratio that the area of the portion of the Premises not so taken or conveyed bears to the total area of the Premises prior to such taking.

28. SALE OR CONVEYANCE BY LANDLORD. In the event of a sale or conveyance of the Premises or any interest therein, by any owner of the reversion then constituting Landlord, the transferor shall thereby be released from any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant, and in such event, insofar as such transfer is concerned, Tenant agrees to look solely to the responsibility of the successor in interest of such transferor in and to the Complex and this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the successor in interest of such transferor.

29. ATTORNMENT TO LENDER OR THIRD PARTY. In the event the interest of Landlord in the land and buildings in which the Leased Premises are located (whether such interest of Landlord is a fee title interest or a leasehold interest) is encumbered by deed of trust, and such interest is acquired by the lender or any third party through judicial foreclosure or by exercise of a power of sale at private trustee’s foreclosure sale, Tenant hereby agrees to attorn to the purchaser at any such judicial foreclosure or foreclosure sale and to recognize such purchaser as the Landlord under this Lease. In the event the lien of the deed of trust securing the loan from a Lender to Landlord is prior and paramount to the Lease, this Lease shall nonetheless continue in full force and effect for the remainder of the unexpired Term hereof, at the same rental herein reserved and upon all the other terms, conditions and covenants herein contained.

30. HOLDING OVER. Any holding over by Tenant after expiration or other termination of the Term of this Lease with the written consent of Landlord delivered to Tenant shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Leased Premises except as expressly provided in this Lease. Any holding over after the expiration or other termination of the Term of this Lease, with the consent of Landlord, shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the monthly Basic Rent shall be increased to an amount equal to two hundred (200%) percent of the monthly Basic Rent required during the last month of the Lease term; provided, however, that the monthly Rent shall be prorated based on the actual number of days in the month for any partial month of the holding over.

31. CERTIFICATE OF ESTOPPEL. Tenant shall within ten (10) days of receipt of prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any, are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord; that there are no uncured defaults in Landlord’s performance, and that not more than one month’s Rent has been paid in advance.

32. CONSTRUCTION CHANGES. It is understood that the description of the Premises and the location of ductwork, plumbing and other facilities therein are subject to such minor changes as Landlord or Landlord’s architect determines to be desirable in the course of construction of the Premises, and no such changes or any changes in plans for any other portions of the Complex shall affect this Lease or entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant. Landlord does not guarantee the accuracy of any drawings supplied to Tenant and verification of the accuracy of such drawings rests with Tenant.

33. RIGHT OF LANDLORD TO PERFORM. All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to pay any sum of money, or other Rent, required to be paid by it hereunder and such failure shall continue for five (5) days after written notice thereof by Landlord or shall fail to perform any other term of covenant hereunder on its part to be performed, and such failure shall continue for thirty (30) days after written notice thereof by Landlord (or such longer grace period as shall be provided under Paragraph 24), Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obliged to, make any such payment or perform any such other term or covenant on Tenant’s part to be performed. All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the rate of the prime rate of interest per annum as quoted by the Bank of America from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord within five (5) business days after demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment by Tenant as in the case of failure by Tenant in the payment of Rent hereunder.

34. ATTORNEYS’ FEES.

A. In the event that Landlord should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief against Tenant hereunder, then all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord therein shall be paid by Tenant, which obligation on the part of Tenant shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

B. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorney’s fees.

35. WAIVER. The waiver by either party of the other party’s failure to perform or observe any term, covenant or condition herein contained to be performed or observed by such waiving party shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure of the party failing to perform or observe the same or any other such term, covenant or condition therein contained, and no custom or practice which may develop between the parties hereto during the Term hereof shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof.

36. NOTICES. All notices, demands, requests, advices or designations which may be or are required to be given by either party to the other hereunder shall be in writing. All notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally served on Tenant by leaving the same at the Premises or if sent by United States certified or registered mail, postage prepaid or by a reputable commercial carrier’s same day or overnight service addressed to Tenant at the Premises. All notices, demands, requests, advices or designations by Tenant to Landlord shall be sent by United States certified or registered mail, postage prepaid, or by a reputable commercial carrier’s same day or overnight service addressed to Landlord at its offices at: WESTPORT JOINT VENTURE, 2560 MISSION COLLEGE BLVD., SUITE 101, SANTA CLARA, CA 95054. Each notice, request, demand, advice or designation referred to in this Paragraph shall be deemed received on the date of the personal service or receipt or refusal to accept receipt of the mailing thereof in the manner herein provided, as the case may be. Either party shall have the right, upon ten (10) days written notice to the other, to change the address as noted herein; however, Landlord shall send Tenant notices to only one address of Tenant as identified above.

37. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

38. DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

39. CORPORATE AUTHORITY. If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership) in accordance with the by-laws of said corporation (or partnership in accordance with the partnership agreement) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of the Board of Directors of said corporation authorizing or ratifying the specific execution of this Lease by the individual executing said Lease. In lieu of said corporate resolution, Tenant may provide Landlord with an outside legal opinion stating that the party executing this Lease on behalf of Tenant is authorized to do so by the Board of Directors.

40. LIMITATION OF LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a) the sole and exclusive remedy shall be against Landlords interest in the Premises leased herein;

(b) no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership);

(c) no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);

(d) no partner of Landlord shall be required to answer or otherwise plead to any service of process;

(e) no judgment will be taken against any partner of Landlord:

(f) any judgment taken against any partner of Landlord may be vacated and set aside at any time without hearing;

(g) no writ of execution will ever be levied against the assets of any partner of Landlord;

(h) these covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

41. SIGNS. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Building or any exterior windows of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to Tenant and at the expense of Tenant. If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, upon expiration or other sooner termination of this Lease, Tenant at Tenant’s sole cost and expense shall both remove such sign and repair all damage in such a manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.

All approved signs or lettering on outside shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.

Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises.

42. CONSENT. Whenever the consent of one party to the other is required hereunder, such consent shall not be unreasonably withheld.

43. AUTHORITY TO EXECUTE. The parties executing this Lease Agreement hereby warrant and represent that they are properly authorized to execute this Lease Agreement and bind the parties on behalf of whom they execute this Lease Agreement and to all of the terms, covenants and conditions of this Lease Agreement as they relate to the respective parties hereto.

44. HAZARDOUS MATERIALS: Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Materials” (as defined herein) on, in, under or about the Premises and real property located beneath said Premises and the Common Areas of the Complex (hereinafter collectively referred to as the “Property”).

A. As used herein, the term “Hazardous Materials” shall mean any material, waste, chemical, mixture or byproduct which is or hereafter is defined, listed or designated under Environmental Laws (defined below) as a pollutant, or as a contaminant, or as a toxic or hazardous substance, waste or material, or any other unwholesome, hazardous, toxic, biohazardous, or radioactive material, waste, chemical, mixture or byproduct, or which is listed, regulated or restricted by any Environmental Law (including, without limitation, petroleum hydrocarbons or any distillates or derivatives or fractions thereof, polychlorinated biphenyls, or asbestos). As used herein, the term “Environmental Laws” shall mean any applicable Federal, State of California or local government law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement, or approval, or any determination, judgment, directive, or order of any executive or judicial authority at any level of Federal, State of California or local government (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources, or public health and safety.

B. Tenant shall obtain Landlord’s written consent, which may be withheld in Landlord’s discretion, prior to the occurrence of any Tenant’s Hazardous Materials Activities (defined below); provided, however, that Landlord’s consent shall not be required for normal use in compliance with applicable Environmental Laws of customary household and office supplies (Tenant shall first provide Landlord with a list of said materials use), such as mild cleaners, lubricants and copier toner. As used herein, the term “Tenant’s Hazardous Materials Activities” shall mean any and all use, handling, generation, storage, disposal, treatment, transportation, release, discharge, or emission of any Hazardous Materials on, in, beneath, to, from, at or about the Property, in connection with Tenant’s use of the Property, or by Tenant or by any of Tenant’s agents, employees, contractors, vendors, invitees. visitors or its future subtenants vi assignees. Tenant agrees that any and all Tenant’s Hazardous Materials Activities shall be conducted in strict, full compliance with applicable Environmental Laws at Tenant’s expense, and shall not result in any contamination of the Property or the environment. Tenant shall not discharge any Hazardous Materials in the plumbing, sewer and/or storm drains in the Premises and/or Complex. Tenant agrees to provide Landlord with prompt written notice of any spill or release of Hazardous Materials at the Property during the term of the Lease of which Tenant becomes aware, and further agrees to provide Landlord with prompt written notice of any violation of Environmental Laws in connection with Tenant’s Hazardous Materials Activities of which Tenant becomes aware. If Tenant’s Hazardous Materials Activities involve Hazardous Materials other than normal use of customary household and office supplies, Tenant also agrees at Tenant’s expense: (i) to install such Hazardous Materials monitoring, storage and containment devices as Landlord reasonably deems necessary (Landlord shall have no obligation to evaluate the need for any such installation or to require any such installation); (ii) provide Landlord with a written inventory of such Hazardous Materials, including an update of same each year upon the anniversary date of the Commencement Date of the Lease (“Anniversary Date”); and (iii) on each Anniversary Date, to retain a qualified environmental consultant, acceptable to Landlord, to evaluate whether Tenant is in compliance with all applicable Environmental Laws with respect to Tenant’s Hazardous Materials Activities. Tenant, at its expense, shall submit to Landlord a report from such environmental consultant which discusses the environmental consultant’s findings within two (2) months of each Anniversary Date. Tenant, at its expense, shall promptly undertake and complete any and all steps necessary, and in full compliance with applicable Environmental Laws, to fully correct any and all problems or deficiencies identified by the environmental consultant, and promptly provide Landlord with documentation of all such corrections.

C. Prior to termination or expiration of the Lease. Tenant, at its expense, shall (i) properly remove from the Property all Hazardous Materials which come to be located at the Property in connection with Tenant’s Hazardous Materials Activities, and (ii) fully comply with and complete all facility closure requirements of applicable Environmental Laws regarding Tenant’s Hazardous Materials Activities, including but not limited to (x) properly restoring and repairing the Property to the extent damaged by such closure activities, and (y) obtaining from the local Fire Department or other appropriate governmental authority with jurisdiction a written concurrence that closure has been completed in compliance with applicable Environmental Laws. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any such closure activities.

D. If Landlord, in its sole discretion, believes that the Property has become contaminated as a result of Tenant’s Hazardous Materials Activities, Landlord in addition to any other rights it may have under this Lease or under Environmental Laws or other laws, may enter upon the Property and conduct inspection, sampling and analysis, including but not limited to obtaining and analyzing samples of soil and groundwater, for the purpose of determining the nature and extent of such contamination. Tenant shall promptly reimburse Landlord for the costs of such an investigation, including but not limited to reasonable attorneys’ fees Landlord incurs with respect to such investigation, that discloses Hazardous Materials contamination for which Tenant is liable under this Lease. Except as may be required of Tenant by applicable Environmental Laws, Tenant shall not perform any sampling, testing, or drilling to identify the presence of any Hazardous Materials at the Property, without Landlords prior written consent which may be withheld in Landlord’s discretion. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any sampling, testing or drilling performed pursuant to the preceding sentence.

E. Tenant shall indemnify, defend (with legal counsel acceptable to Landlord, whose consent shall not unreasonably be withheld) and hold harmless Landlord, its employees, assigns, successors, successors-in-interest, agents and representatives from and against any and all claims (including but not limited to third party claims from a private party or a government authority), liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorneys’, consultants’ and other experts’ fees and costs), and damages, which arise from or relate to: (i) Tenant’s Hazardous Materials Activities; (ii) any Hazardous Materials contamination caused by Tenant prior to the Commencement Date of the Lease; or (iii) the breach of any obligation of Tenant under this Paragraph 44 (collectively, “Tenant’s Environmental Indemnification”). Tenant’s Environmental Indemnification shall include but is not limited to the obligation to promptly and fully reimburse Landlord for losses in or reductions to rental income, and diminution in fair market value of the Property. Tenant’s Environmental Indemnification shall further include but is not limited to the obligation to diligently and properly implement to completion, at Tenant’s expense, any and all environmental investigation, removal, remediation, monitoring, reporting, closure activities, or other environmental response action (collectively, “Response Actions”). Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any Response Actions.

F. Landlord hereby informs Tenant, and Tenant hereby acknowledges, that the Premises and adjacent properties overlie a former solid waste landfill site commonly known as the Westport Landfill (“Former Landfill”). Landlord further informs Tenant, and Tenant hereby acknowledges, that (i) prior testing has detected the presence of low levels of certain volatile and semi-volatile organic compounds and other contaminants in the groundwater, in the leachate from the landfilled solid waste, turd/or in certain surface waters of the Property, as more fully described in Section 2.3.2 of the report entitled “Revised Discharge Monitoring Plan, Westport Landfill Site, Redwood City, California” prepared by Geomatrix Consultants, dated May 1996 (“Discharge Plan”), (ii) methane gas is or may be generated by the landfilled solid waste (item “i” immediately preceding and this item “ii” are hereafter collectively referred to as the “Landfill Contamination”), and (iii) the Premises and the Former Landfill are subject to the California Regional Water Quality Control Board’s (“Regional Board”) Waste Discharge Requirements Order No. 94-181 (the “Order”). The Order is attached hereto as Exhibit C. As evidenced by their initials set forth immediately below. Tenant acknowledges that Landlord has provided Tenant with copies of the environmental reports listed on Exhibit D, and Tenant acknowledges that Tenant and Tenant’s experts (if an) have had ample opportunity to review, such reports and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property.

G. Landlord shall indemnify, defend, and hold harmless /ant against any and all claims asserted by third parties (excluding any agents, employees, contractors , vendors, invitees, visitors, future subtenants and assignees of Tenant, and excluding any other parties related to Tenant), including all liabilities, judgments, damages, suits, orders, government directives, costs and expenses in connection with such claims, which arise from (i) the Landfill Contamination, or (ii) the Order, as may be amended (“Landlords Environmental Indemnity”)- provided however that Landlord’s Environmental Indemnity shall be subject to the following limitations and conditions:

(1) Landlords Environmental Indemnity shall not apply to any economic or consequential damages suffered by Tenant, including but not limited to loss of business or profits.

(2) Landlord’s Environmental Indemnity shall not apply, without limitation, to any releases caused by Tenant’s Hazardous Materials Activities.

(3) Tenant acknowledges that Landlord must comply with the Order, as may be amended, and with directives of government authorities including the Regional Board, with respect to the Contamination and the Former Landfill. Tenant further acknowledges that groundwater monitoring wells, methane recovery wells and equipment, and other environmental control devices are located on and about the Premises and may be modified or added to during the term of the Lease (collectively, “Environmental Equipment”), and that environmental investigation, monitoring, closure and post-closure activities (collectively, “Environmental Activities”) will be per funned on the Premises during the term of the Lease. Tenant shall allow Landlord, and any other party named as a discharger under the Order, as may be amended, and their respective agents, consultants and contractors, and agents of governmental environmental authorities with jurisdiction (“Government Representatives”) to enter the Premises to access the Environmental Equipment and to perform Environmental Activities during the term of the Lease, provided that Tenant’s use and occupancy of the Premises shall not unreasonably be disturbed.

(4) Tenant and Landlord shall reasonably cooperate with each other regarding any Environmental Activities to be performed, and regarding any Environmental Equipment to be installed, maintained, or removed on the Premises during the term of the Lease.

(5) Tenant shall be responsible at its expense for repairing any Environmental Equipment damaged due to the negligence of Tenant or Tenant’s agents, employees, contractors, vendors, invitees, visitors, future subtenants or assignees (such terms “invitees” and “visitors” as used in this Paragraph shall not include Landlord or any other party named as a discharger under the Order as may be amended, or any of their respective agents, consultants or contractors, or any Government Representatives).

It is agreed that the Tenant’s responsibilities related to Hazardous Materials will survive the expiration or termination of this Lease and that Landlord may obtain specific performance of Tenant’s responsibilities under this Paragraph 44.

45. BROKERS. Tenant represents and warrants that it has nut dealt with any real estate brokers, agents, or finders in connection with the original Term of this Lease, and knows of no real estate broker, agent or finder who is entitled to a commission in connection with this Lease (“Lease Commission”). Tenant agrees to defend, protect, indemnify and hold Landlord harmless from and against all claims for brokerage commissions, finder’s fees, and other compensation made by any broker, agent, or finder as consequence of the Tenant’s actions or dealings with such broker, agent or finder. The parties hereto acknowledge that Landlord will not pay a Lease Commission to any broker related to the original Term of this Lease, or in the event this Lease is extended or the square footage leased hereunder is increased for any reason whatsoever.

46. MISCELLANEOUS AND GENERAL PROVISIONS.

A. Use of Building Name. Tenant shall not, without the written consent of Landlord, use the name of the building for any purpose other than as the address of the business conducted by Tenant in the Premises.

B. Choice of Law; Severability. This Lease shall in all respects he governed by and construed in accordance with the laws of the State of California. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

C. Definition of Terms. The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term “Tenant” or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and their and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof, and the provisions of this Lease shall inure to the benefit of and bind such heirs, executors, administrators, successors and permitted assigns.

The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provisions hereof.

D. Time Of Essence. Time is of the essence of this Lease and of each and all of its provisions.

E. Quitclaim. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the real property of which Tenant’s Premises are a part.

F. Incorporation of Prior Agreements; Amendments. This instrument along with any exhibits and attachments hereto constitutes the entire agreement between Landlord and Tenant relative to the Premises and this agreement and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant agree hereby that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this agreement.

G. Recording. Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

H. Amendments for Financing. Tenant further agrees to execute any reasonable amendments required by a lender to enable Landlord to obtain financing, so long as Tenant’s rights hereunder are not substantially affected.

I. Clauses, Plats and Riders. Clauses, plats and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

J. Diminution of Light, Air or View. Tenant covenants and agrees that no diminution or shutting off of light, air or view by any structure which may be hereafter erected (whether or not by Landlord) shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year last written below.

LANDLORD:		TENANT:

WESTPORT JOINT VENTURE a California joint venture		YODLEE, a Delaware corporation

JOHN ARRILLAGA SURVIVOR’S TRUST		By:	/s/ Joseph Polverari /General Counsel
By:	/s/ John Arrillaga, Trustee	Joseph Polverari /General Counsel Print or Type Name/Title

Date: 10/17/01		Date: 10/11/01

PERRY PRIVATE INVESTMENT COMPANY-WP, L.P. a California limited partnership

By:	/s/ Richard T. Perry
Richard T. Perry, Trustee of the Richard T. Perry Separate Property Trust dated 7/20/77, as its General Partner

Date: 10/17/01

PERRY PUBLIC INVESTMENT COMPANY-WP, L.P. a California limited partnership

By:	/s/ Richard T. Perry
Richard T. Perry, Trustee of the Richard T. Perry Separate Property Trust dated 7/20/77, as its General Partner

Date: 10/17/01

= Parcel I
= Parcel II
= Leased Premises - Second Floor
WESTPORT OFFICE PARK
REDWOOD CITY, CALIFORNIA
MARINE PARKWAY
BRIDGE PARKWAY

Westport 19

INITIAL

- COMMON AREA
- LEASED PREMISES

1 PASS
1ST FLOOR
SUITE 101
SUITE 102

(1 of 2)

Westport 19

GAZO CREEL GROUP

FIRST FLOOR

GENERAL NOTES

INITIAL

▬ - LEASED PREMISES

(2 of 2)

Westport 10

GAZOI CREEL GROUP

SECOND FLOOR

GENERAL NOTES

SHEET 2

INITIAL

EXHIBIT C

CALIFORNIA REGIONAL WATER QUALITY CONTROL BOARD SAN FRANCISCO BAY

REGION

ORDER NO. 94-181

UPDATED WASTE DISCHARGE REQUIREMENT FOR:

WESTPORT INVESTMENTS

(PEERY/ARRILLAGA)

PARKWOOD 101/Westport Landfill

REDWOOD CITY, SAN MATEO COUNTY

The California Regional Water Quality Control Board, San Francisco Bay Region, (hereinafter called the Board), finds that:

1. Westport Investments Inc. is the site’s legal owner hereinafter referred to as the discharger. The site is located adjacent to Belmont Slough in Redwood City as shown in Figure 1, which is incorporated herein as a part of this Order. No waste has been disposed of at the site since 1970, and the site is considered a closed site.

PURPOSE OF UPDATING ORDER:

The primary objectives of this order are to revise the site’s groundwater and leachate monitoring program, and to bring the site into compliance with the current regulations of Article 5, Title 23, Division 3, Chapter 15 of the California Code of Regulations. Additionally, this Order requires the discharger to reconstruct those portions of the landfill which do not meet the requirements of Section 2581, Article 8, of Chapter 15.

SITE DESCRIPTION:

3. The site is located approximately one mile east of Highway 101, and it is bordered by Belmont Slough to the north and west, and by an existing residential development and Marine World Parkway to the east and south. The site is divided into three areas. Two of these areas, the mound (35 acres) and panhandle (10 acres) areas, are associated with refuse fill and currently have a cap (with a varying thickness) overlying them. The third area (40 acres), between the refuse fill areas and the levees, is a low-lying area that does not contain refuse. The site’s surface soils are currently composed largely of fill that has been used to establish a cap over the refuse fill area, OF used to fill the low-lying elevations.

SITE HISTORY:

4. The site was a tidal marshlands until approximately 1910, at which time the area was diked and used for pasture lands. The area was used as a refuse disposal site from 1948 to about 1970. Disposal in the panhandle area of the site reportedly ceased in about 1963, while disposal in the mound area continued until 1970 (Levin-Fricke, 1989a). The site has been closed in accordance with the Board’s Order No. 76-77 dated October 18, 1977. Closure involved placement of low permeability soils, Bay Mud clays and construction fill, over the top of the refuse.

5. On July 20, 1976 Waste Discharge Requirements (WDRs) Order No. 76-77 was adopted for the site. On October 18, 1977 Order NO. 76-77 was revised by the adoption of Order NO. 77-134.

6. On March 2, 1994 United Soil Engineering, Inc.,(USC), conducted an investigation to determine the thickness of the landfill’s cover. A total of 77 borings were advanced to a depth of 6 feet. USC’s investigation revealed that an additional one to two feet of clay or low permeability soils are required to achieve a minimum thickness for most part of the landfill’s cover. [Note: Section 2581 of Article 8 requires two feet of appropriate materials as a foundation layer for the final cover, one foot of soil with a permeability of <10-6cm/sec and one foot of protective cover soil.]

7. In some portion of the landfill, the thickness of final cover does not meet the requirements of Article 8 of Chapter 15.

GEOLOGIC SETTING OF THE SITE:

The sediments underlying the landfill consist primarily of shallow Bay deposits comprised of “Bay mud” clays and silty clays. Stiff to very stiff sandy clay/clayey sand was encountered below the Bay Mud extending to a depth of approximately 200 feet below ground surface. According to Cooper Engineers (Cooper, 1983), a moderately permeable sequence of clay, sand, and gravel underlies the stiff clays, beginning at a depth of 200 feet below ground surface. Franciscan bedrock was reported to be at a depth of approximately 300 feet below ground surface (bgs) along the western side of the site and 500 feet bgs along the eastern side of the site as reported by Cooper Engineers (1983). A general geologic cross section of the South Bay, including the site, is shown in Figure 2.

HYDROGEOLOGIC SETTING OF THE SITE:

9. Investigations have shown that the groundwater movement is radially away from the mounded areas. However, the potential flow directions are likely influenced by the presence of the operating leachate collection and recovery system located along a line approximately 10 feet from the southern border of the mound area. Groundwater flow may also be influenced by the presence of landfill gas barriers installed off site on the Peninsula Landing site, south of the Panhandle, and on the Boardwalk site south of the Mound area.

10. The direction of deeper groundwater flow cannot be established with a high level of certainty because of the relatively discontinuous nature of the water bearing zones in the low permeability clay layer beneath the recent Bay Mud. However, based on a study conducted by McLaren (McLaren, 1989), “… regional hydrogeologic condition suggest that deeper groundwater moves in an easterly direction toward San Francisco Bay.”

11. A comparison of the shallow and deep groundwater levels have indicated the existence of a slightly downward vertical gradient except for well P-1A and P-113. In October of 1988, an upward gradient was observed for the two aforementioned monitoring wells. However, subsequent studies for these wells showed a downward vertical gradient.

12. Confined aquifer zones of moderate permeability which are the major groundwater sources for the region, are located at a depth of 190 to 200 feet beneath the site. This aquifer zone is an extension of the major artesian basin of the South Bay and Santa Clara Valley and consists chiefly of unconsolidated Quaternary alluvium.

13. The beneficial uses of Belmont slough, and South San Francisco Bay are as follows:

a.	Wildlife habitat

b.	Brackish and salt water marshes

c.	Water contact recreation

d.	Non-water contact water recreation

e.	Commercial and sport fishing

f.	Preservation of rare and endangered species

g.	Esturaine habitat

h.	Fish migration and spawning

14. The present and potential beneficial uses of the deeper groundwater are as follows:

a.	Domestic and municipal water supply

b.	Industrial process supply

c.	Industrial service supply

d.	Agricultural supply

WASTES AND THEIR CLASSIFICATION:

15. Approximately 45 acres of the project site were used for landfill disposal of municipal solid waste and incinerator ash from 1948 to 1970. About 650,000 cubic yards of fill material has been disposed of at the site. The refute-material at the site consisted of paper, glass, plastic, and minor amounts of wood and rock fragments and incinerator ashes.

MONITORING PROGRAM:

16. There are 10 existing on-site groundwater monitoring wells and 2 off-site wells to the south of the site, near Marine World Parkway. These wells were installed by various consultants in conjunction with the evaluation of groundwater conditions for the entire 85-acre site. Seven wells monitor landfill leachate.

17. An investigation was conducted by LEVIN-FRICKE during the period from August through December 1988 to characterize soil and groundwater quality at the landfill in accordance with the Solid Waste Assessment Test (SWAT) requirements. This investigation concluded that the landfill was leaking low levels of contaminants.

18. The discharger shall initiate a semi-annual monitoring program for the existing monitoring network which consists of 6 leachate wells (P-2A, P-1A, S-1A, S-2, S-5, LW-I), five deep groundwater wells ( UGP-1, P-2B, P-IB, MW-1, MW-2), 21 shallow groundwater wells (UPG-2, P-8, P-7, K-1, P-3, K-3, K-4, P-5, P5-1, K-5, MW-3, MW3-1, MW3-2, S-3A,S-4A, P-4, K-2, P-6, ), and 4 surface water monitoring points (SW-1, SW-2, SW-3, SW-4) as shown in Figure 1 of the attached discharge monitoring program. The points of compliance for shallow and deep groundwater zones have been identified as those wells which monitor the shallow and the deep groundwater zones beneath the site.

19. Federal Regulations [40 Code of Federal Regulations (CFR) Parts 122, 123, and 124] require specific categories of industrial activities, including landfills, to obtain a NPDES permit for storm water discharges. The State Water Resources Control Board has issued a General Permit for Storm Water Discharges Associated with Industrial Activities (NPDES Permit No. CAS000001). This facility is subject to these requirements. Pursuant to the Stormwater Discharge Program, this facility is required to submit a Notice of Intent for coverage under the General Permit; to prepare and implement a monitoring program; and to submit an annual report. Compliance with the monitoring and reporting requirements of this Order are intended to assure compliance with the requirements of the General Permit.

EXISTING LEACHATE CONTROL SYSTEM:

20. The leachate collection system of the site consists of two trenches. The trenches were excavated to depths of 8 to 13 feet bgs. The approximate locations of the leachate trenches are shown in Figure 3, The leachate collection and recovery system has been operational in Trench No. 1 since installation. Leachate Trench No. 1 is fitted with an automatic pumping system that periodically pumps leachate from manhole No. 1 to the sanitary sewer as needed to maintain a low level of leachate in the trench. The pumping system for Trench No. 2 is not currently operating because migration of leachate has been mitigated to some extent by the relatively impervious clays at the site.

CALIFORNIA ENVIRONMENTAL QUALITY ACT

21. This site is exempt from the provision of the California Environmental Quality Act (CEQA) pursuant to Section 15308, Title 14 of the California Code of Regulation. However, any subsequent development of the closed landfill may not be exempt from CEQA.

22. Sanitary landfills could potentially impact groundwater if not properly designed maintain and/or operated. Groundwater can also be affected by water that percolates through waste materials and extracts or dissolves substances from it and carries them into the groundwater.

23. The preceding impacts are mitigated or avoided by design measures to control erosion and assure containment of waste and leachate through the use of leachate collection and removal systems.

24. The Board has notified the discharger and interested agencies and persons of its intent to prescribe waste discharge requirements for the discharge, and has provided them with an opportunity to submit their written views and recommendations.

25. The Board in a public meeting heard and considered all comments pertaining to the discharge.

IT IS HEREBY ORDERED that the dischargers, their agents, successors and assigns are to complete closure activities (modifications of clay cap), conduct postclosure maintenance and monitoring pursuant to authority in Title 23, Chapter 15, Section 2581 and California Water Code Division 7 and the following:

A. PROHIBITIONS

1. Wastes shall not be in contact with ponded water.

2. Leachate from wastes and ponded water containing leachate or in contact with refuse shall not be discharged to waters of the State or of the United States.

3. Wastes of any origin and type shall not be deposited or stored at this site after the adoption of this Order.

4. The discharger, or any future owner or operator of this site, shall not cause the following conditions to exist in waters of the State at any place outside the waste management facility-

a. Surface Waters

1. Floating, suspended, or deposited macroscopic particulate matter or foam.

2. Bottom deposits or aquatic growth

3. Adversely alter temperature, turbidity, or apparent color beyond natural background levels.

4. Visible, floating, suspended or deposited oil or other products of petroleum origin.

5. Toxic or other deleterious substances to be present in concentrations or quantities which may cause deleterious effects on aquatic biota, wildlife or waterfowl, or which render any of these unfit for human consumption either at levels created in the receiving waters or as a result of biological concentrations. [Note: the surface water and shallow groundwater on and in the vicinity of the site are not used for human consumption since they arc brackish and /or saline]

b. Groundwater

The groundwater shall not be degraded as a result of the waste maintained at the facility.

B. SPECIFICATIONS

1. All reports pursuant to this Order shall be prepared under the supervision of a registered civil engineer, California registered geologist or certified engineering geologist.

2. The site shall be protected from any washout or erosion of wastes from inundation which could occur as a result of a 100-year 24-hour precipitation event, or as the result of flooding with a return frequency of 100 years.

3. The existing leachate control facility shall be maintained and remain operational as long as leachate is present and it poses a threat to water quality.

4. All conveyance control facilities and hydraulic structures shall be maintained to ensure normal flow of liquid and to prevent hydraulic pressure buildup within the pipeline.

5. The discharger shall assure that the foundation of the site, the refuse fill, and the structures which control leachate, surface drainage, erosion and gas for this site are constructed and maintained to withstand conditions generated during the maximum probable earthquake.

6. The facility’s Leachate Collection and Removal System (LCRS) must be capable of creating an inward leachate gradient which shall prevent leachate migration offsite.

7. The existing LCRS shall be inspected monthly or more frequently as necessary, and any accumulated fluid shall be removed.

8. The exterior surfaces (cap) shall be graded to promote lateral runoff of precipitation and to ensure that ponding dose not occur.

9. A detailed survey of the landfill’s cap must be made, to assure that construction is in compliance the requirement of Article 8 of Chapter 15.

10. The discharger shall maintain and monitor the waste unit to prevent a statistically significant increase to exist between water quality at the point of compliance as provided in Section 2550.5, Article 5 of Chapter I 5

11. In the event of a release of a constituent of concern beyond the Point of Compliance, the site will begin a Compliance Period pursuant to Section 2550.6(a). During the Compliance Period, the discharger shall perform an Evaluation Monitoring Program and a Corrective Action Program.

12. The discharger shall install any reasonable additional groundwater and leachate monitoring devices required to fulfill the terms of any Discharge Monitoring Program issued by the Executive Officer.

13. Methane and other landfill gases shall be adequately vented, removed from the landfill units, or otherwise controlled to minimize the danger of explosion, adverse health effects, nuisance conditions, or the impairment of beneficial uses of water due to migration through the vadose (unsaturated) zone in accordance with applicable regulatory requirements.

14. This Board considers the property owner and site operator to have continuing responsibility for correcting any problems which arise in the future as a result of this waste discharge or related operations during the active life and post-closure maintenance period.

15. The discharger shall maintain all devices or designed features, installed in accordance with this Order such that they continue to operate as intended without interruption as provided for by the performance standards adopted by the California Integrated Waste Management Board.

16. The discharger shall provide and maintain a minimum of two permanent surveyed monuments near the landfill from which the location and elevation of wastes, containment structures, and monitoring facilities can be determined throughout the post-closure and maintenance periods. These monuments shall be installed by a licensed land surveyor or registered civil engineer.

17. The Regional Board shall be notified immediately of any failure occurring in the waste management unit. Any failure which threatens the integrity of containment features or the landfill shall be promptly corrected after approval of the method and schedule by the Executive Officer

18. The discharger shall comply with all applicable provisions of Chapter 15 that are not specifically referred to in this Order.

19. The discharger must reconstruct the final cover to meet the requirements of CCR Title 23.

20. The discharger shall maintain the facility so as to prevent a statistically significant increase in water quality parameters at the point of compliance as provided in Section 2550.5. According to Sections 2550.2 and 2550.3 of Chapter 15, the discharger is also required to establish a Water Quality Protection Standards (WQPS) and a list of Constituents of Concern (COCs) The discharger shall meet the following schedule in implementing the requirements of this Provision. The discharger shall monitor a minimum of four quarters (one year) for the parameters listed in Table 2. Based upon the results of the monitoring, the discharger shall propose a revised list of COC’s and monitoring parameters in accordance with the requirements of this Order and Article 5 of Chapter 15. Within 15 months following the adoption of this Order, the discharger shall submit a monitoring program to include a statistical analysis method to the Board for approval by the Executive Officer. A non statistical method ( e.g., concentration trend analysis and comparison to practical quantitation limits) will be utilized to evaluate the significance of groundwater data until the proposed statistical methods are approved by the Board.

B. PROVISIONS

1. The discharger shall comply with all Prohibitions, Specifications, and Provisions of this Order, immediately upon adoption of this Order or as provided below.

2. The discharger shall submit a detailed Post Earthquake Inspection and Corrective Action Plan acceptable to the Executive Officer to be implemented in the event of any earthquake generating ground shaking of Richter Magnitude 7 or greater at or within 30 miles of the landfill. The report shall describe the containment features, and ground water monitoring and leachate control facilities potentially impacted by the static and seismic deformations of the landfill. The plan shall provide for reporting results of the post earthquake inspection to the Board within 72 hours of the occurrence of the earthquake. Immediately after an earthquake event causing damage to the landfill structures, the corrective action plan shall be implemented and this Board shall be notified of any damage.

REPORT DUE DATE: WITHIN THREE MONTHS OF ADOPTION OF THIS ORDER

3. The discharger shall submit a Contingency Plan to be instituted in the event of a leak or spill from the leachate facilities. The discharger shall give immediate notification to the San Francisco Bay Regional Water Quality Control Board, the Local Enforcement Agency (LEA), and the California Department of Toxic Substance Control. The discharger shall initiate its corrective action plan to stop and contain the migration of pollutants from the site.

REPORT DUE DATE: WITHIN THREE MONTHS OF ADOPTION OF THIS ORDER

4. The discharger shall file with the Regional Board Discharge Monitoring Reports prepared under the supervision of a registered civil engineer or registered geologist performed according to any Discharge Monitoring Program issued by the Executive Officer.

5. The reports pursuant to these Provisions shall be prepared under the supervision of a registered engineer or certified engineering geologist.

6. The discharger shall comply with all applicable items of the attached Discharge Monitoring Program, or any amendments thereafter.

7. In the event of any change in control or ownership of Land or waste discharge facilities presently owned or controlled by the Discharger, the Discharger shall notify the succeeding owner or operator of the existence of this Order by letter, a copy of which shall be immediately forwarded to this office. To assume operation of this Order, the succeeding owner or operator must apply in writing to the Executive Officer requesting transfer of the Order. (Refer to Standard Provisions referenced above). The request must contain the requesting entity’s full legal name, the address and telephone number of the persons responsible for contract with the Board and a statement. The statement shall comply with the signatory paragraph described in Standard Provisions and state that the new owner or operator assumes full responsibility for compliance with this Order. Failure to submit the request shall be considered a discharge without requirements, a violation of the California Water Code.

8. The discharger shall immediately notify the Board of any flooding, equipment failure, slope failure, or other change in site conditions which could impair the integrity of waste or leachate containment facilities or precipitation and drainage control structures.

NOTIFICATION: IMMEDIATELY REPORT DUE DATE: WITHIN 7 DAYS AFTER THE INCIDENT

9. The discharger shall prepare, implement and submit a Storm Water Pollution Prevention Plan in accordance with requirements specified in State Water Resources Control Board General Permit for Storm Water Discharges Associated with Industrial Activities (NPDES Permit No. CAS000001).

REPORT DUE DATE: April 1, 1995

10. The discharger must reconstruct those portions of the landfill’s cap which do not meet the requirements of Article 8, Section 2581 of Chapter 15. The discharge is required to submit a complete and comprehensive construction plan with 60 days of the adaption of this Order.

11. This order requires the discharger to initiate the semi-annual self monitoring program as defined in the attached Parts A & B.

12. The discharger shall maintain a copy of this Order at the site so as to be available at all times to site operating personnel.

13. This Board considers the property owner and-site operator to have continuing responsibility for correcting any problems Which may arise in the future as result of this waste discharge or related operations.

14. The discharger shall permit the Board or its authorized representative, upon presentation of credentials:

a. Immediate entry upon the premises on which wastes are located or in which any required records are kept.

b. Access to copy any records required to be kept under the terms and conditions of this Order.

c. Inspection of any treatment equipment, monitoring equipment, or monitoring method required by this Order or by any other California State Agency.

d. Sampling of any discharge or ground water governed by this Order.

15. These requirements do not authorize commission of any act causing injury to the property of another or of the public; do not convey any property rights; do not remove liability under federal, state or local laws; and do not authorize the discharge of wastes without appropriate permits from other agencies or organizations.

16. This Order is subject to Board review and updating, as necessary, to comply with changing State or Federal laws, regulations, policies, or guidelines, changes in the Board’s Basin Plan; or changes in the discharge characteristics.

17. Copies of all correspondence, reports, and documents pertaining to compliance with the Prohibitions, Specifications and Provisions of this Order, shall also be provided to the Environmental Health Services Division of San Mateo County.

18. The discharger shall analyze groundwater, leachate and surface water samples for the parameters as presented in Table 2 of the Discharge Monitoring Program for the Parkwood 101/westport landfill.

19. Task 1: Documentation of Installation of Additional Groundwater Monitoring Wells

Completion Date: March 1, 1995

The discharger is required to submit a technical report acceptable to the Executive Officer that documents that the monitoring wells (MW3-1, MW3-2, P5-1, LW-1) listed in Table No. 1 in Part B of the attached Self Monitoring Program have been installed.

20. This Order rescinds Orders No. 76-77 and 77-134.

I, Steven R. Ritchie Executive Officer, do hereby certify that the foregoing is a full, complete, and correct copy of an Order adopted by the California Regional Water Quality Control Board, San Francisco Bay Region, December 14, 1994.

/s/ Steven R. Ritchie
Steven R. Ritchie Executive Officer

Attachments:

1. Figures:

1. Site Location Map

2. General Geologic X-Section

3. Leachate Trenches Location Map Discharge Monitoring Program References:

Cooper Engineers (1983). Geotechnical and Waste Management Engineering Studies for Approval of Concept Plan, Lands of Parkwood 101 Associates, Redwood City, California.

Levin -Fricke, Inc. (1989). Solid Waste Assessment Test Investigation Report, Westport Landfill Site, Redwood city, California. November.

McLaren Engineers (1989). Draft Supplemental Environmental Impact Report, Westport Development Project. October.

United Soil Engineering INC. (1994). Clay Cap Thickness Investigation, Westport Office Park, Marine World Parkway, Redwood City, California.

SITE
FOSTER CITY
SCALE 1:24 000

Figure No. 1
Site Location Map

Project No. 3007
LEVINE·FRICKE

PLATE 6

WEST
EAST
EL CAMINO REAL
HIGHWAY 101
PROJECT AREA
MIXED FILL
GROUND SURFACE
APPROXIMATE DEEP ZONE PIEZOMETRIC LEVEL
BAY MUD
CLAY ZONE AQUICLUDE
(SCATTERED SAND LENSES WITH MINOR WATER)
SAND
SAND
DEEP ARTESIAN AQUIFERS ZONE
ELEVATION IN FEET (CITY OF REDWOOD CITY DATUM, MSL PLUS 100')
150
100
50
0
-50
-100
-150
-200

GENERAL GEOLOGIC CROSS SECTION

Figure No. 2
General Ceologic S-Section

Leachate and Gas Control Trench No. 1
BOARDWALK
Leachate and Gas Control Trench No. 2

Figure No. 3
Leachate Trenches Location Map

LEVINE·FRICKE

CALIFORNIA REGIONAL WATER QUALITY CONTROL BOARD

SAN FRANCISCO BAY REGION

DISCHARGE MONITORING PROGRAM

FOR

WESTPORT INVESTMENTS INC.

PARKWOOD 101 CLOSED LANDFILL

REDWOOD CITY, SAN MATEO COUNTY

ORDER NO. 94-181

CONSISTS OF

PART A

AND

PART B

PART A

A. GENERAL

Reporting responsibilities of waste dischargers are specified in Sections 13225(a), 13267(b), 13383, and 13387(b) of the California Water Code and this Regional Board’s Resolution No. 73-16. This Discharge Monitoring Program is issued in accordance with Provision C.4 of Regional Board Order No. 94-181.

The principal purposes of a discharge monitoring program are:

(1) to document compliance with waste discharge requirements and prohibitions established by the Board,

(2) to facilitate self-policing by the waste discharger in the prevention and abatement of pollution arising from waste discharge,

(3) to develop or assist in the development of standards of performance, and toxicity standards,

(4) to assist the discharger in complying with the requirements of Article 5, Chapter 15 as revised July 1, 1991.

B. SAMPLING AND ANALYTICAL METHODS

Sample collection, storage, and analyses shall be performed according to the most recent version of EPA Standard Methods and in accordance with an approved sampling and analysis plan.

Water and waste analysis shall be performed by a laboratory approved for these analyses by the State of California. The director of the laboratory whose name appears on the certification shall supervise all analytical work in his/her laboratory and he/she or their authorized representative shall sign all reports of such work submitted to the Regional Board.

All monitoring instruments and equipment shall be properly calibrated and maintained to ensure accuracy of measurements.

C. DEFINITION OF TERMS

1. A grab sample is a discrete sample collected at any time.

2. Receiving waters refers to any surface water which actually or potentially receives surface or groundwater which pass over, through, or under waste materials or contaminated soils. In this case, the groundwater beneath and adjacent to the landfill areas and the surface runoff from the site are considered receiving waters.

3. Standard observations refer to:

a. Receiving Waters

1) Floating and suspended materials of waste origin: presence or absence, source, and size of affected area.

2) Discoloration and turbidity: description of color, source, and size of affected area.

3) Evidence of odors, presence or absence, characterization, source, and distance of travel from source.

4) Evidence of beneficial use: presence of water associated wildlife.

5) Flow rate.

6) Weather conditions: wind direction and estimated velocity, total precipitation during the previous five days and on the day of observation.

b. Perimeter of the waste management unit

1) Evidence of liquid leaving or entering the waste management unit, estimated size of affected area and flow rate. (Show affected area on a map.)

2) Evidence of odors, presence or absence, characterization, source, and distance of travel from source.

3) Evidence of erosion and/or daylighted refuse.

c. The waste management unit

1) Evidence of ponded water at any point on the waste management facility.

2) Evidence of odors, presence or absence, characterization, source, and distance of travel from source

3) Evidence of erosion and/or daylighted refuse.

4) Standard Analysis (SA) and measurements are listed on Table 2 (attached).

D. SAMPLINU, ANALYSIS, AND OBSERVATIONS

The discharger is required to perform sampling, analyses, and observations in the following media:

1. Groundwater per Section 2550.7(6)

2. Surface water per Section 2550.7(c) and per the general requirements specified in Section 2550.7(e) of Article 5, Chapter 15 and

3. Vadose zone per Section 2550.7(d). This item is neither feasible nor applicable for this landfill.

E. RECORDS TO BE MAINTAINED

Written reports shall be maintained by the discharger or laboratory, and shall be retained for a minimum of five years. This period of retention shall be extended during the course of any unresolved litigation regarding this discharge or when requested by the Board. Such records shall show the following for each sample:

1. Identity of sample and sample station number.

2. Date and time of sampling.

3. Date and time of analyses, and name of the personal performing the analyses.

4. Complete procedure used, including method of preserving the sample, and the identity and volumes of reagents used where applicable; or reference to standard EPA methods.

5. Calculation of results.

6. Results of analyses, and detection limits for each analysis.

F. REPORTS TO BE FILED WITH THE BOARD

1. Written detection monitoring reports shall be filed by the 15th day of the month following the report period. In addition, an annual report shall be filed as indicated in F.3 below. The reports shall be comprised of the following:

a. Letter of Transmittal

A letter transmitting the essential points in each report should accompany each report. Such a letter shall include a discussion of any requirement violations found during the last report period, and actions taken or planned for correcting the violations. If the discharger has previously submitted a detailed time schedule for correcting requirement violations, a reference to the correspondence transmitting such schedule will be satisfactory. If no violations have occurred in the last report period, this shall be stated in the letter of transmittal. Monitoring reports and the letter transmitting the monitoring reports shall be signed by a principal executive officer at the level of vice president or his duly authorized representative, if such representative is responsible for the overall operation of the facility from which the discharge originates. The letter shall contain a statement by the official, under penalty of perjury, that to the best of the signer’s knowledge, the report is true, complete, and correct.

b. Each monitoring report shall include a compliance evaluation summary. The summary shall contain:

1) A graphic description of the velocity and direction of groundwater flow under/around the waste management unit, based upon the past and present water level elevations and pertinent visual observations. A statistical evaluation of the water quality monitoring data for all groundwater compliance points (As required under Part B (Table I)).

2) The method and time of water level measurement, the type of pump used for purging, pump placement in the well; method of purging, pumping rate, equipment and methods used to monitor field PH, temperature, and conductivity during purging, calibration of the field equipment, results of the PH, temperature conductivity and turbidity testing, well recovery time, and method of disposing of the purge water.

3) Type of pump used, pump placement for sampling, a detailed description of the sampling procedure; number and description of equipment, field and travel blanks; number and description of duplicate samples; type of sample containers and preservatives used, the date and time of sampling, the name and qualification of the person actually taking the samples, and any other observations

c. A map or aerial photograph shall accompany each report showing observation and monitoring station locations.

d. Laboratory statements of results of analyses specified in Part B must be included in each report. The director of the laboratory whose name appears on the laboratory certification shall supervise all analytical work in his/her laboratory and shall sign all reports of such work submitted to the Board.

1) The methods of analyses and detection limits must be appropriate for the expected concentrations. Specific methods of analyses must be identified. If methods other than EPA approved methods or Standard Methods are used, the exact methodology must be submitted for review and approval by the Executive Officer prior to use.

2) In addition to the results of the analyses, laboratory quality assurance/quality control (QA/QC) information must be included in the monitoring report. The laboratory QA/QC information should include the method, equipment and analytical detection limits; the recovery rates; and explanation for any-recovery rate that is outside of the normal range specified by the EPA for that method; the results of equipment and method blanks; the results of spiked and surrogate samples; the frequency of quality control analysis; and the name of the person(s) performing the analyses.

e. An evaluation of the effectiveness of the leachate-monitoring or control facilities, which includes an evaluation of leachate buildup within the disposal units, a summary of leachate volumes removed from the units, and a discussion of the leachate disposal methods utilized.

f. A summary and certification of completion of all standard observations for the waste management unit, the perimeter of the waste management unit, and the receiving waters.

g. The quantity and types of wastes disposed of during the past quarter, and the locations of the disposal operations.

2. CONTINGENCY REPORTING

a. A report shall be made by telephone of any seepage from the disposal area immediately after it is discovered. A written report shall be filed with the Board within five days thereafter. This report shall contain the following information:

1) a map showing the location(s) of discharge;

2) approximate flow rate;

3) nature of effects; i.e., all pertinent observations and analyses; and

4) corrective measures underway or proposed.

b. A report shall be made in writing to the Board within seven days of determining that a statistically significant increase occurred at a point of compliance (between a down gradient sample and a WQPS). Notification shall indicate what WQPS(s) has/have been exceeded. The discharger shall immediately re-sample at the compliance point where this difference has been found and reanalyze.

c. If re-sampling and analysis confirms the earlier finding of a statistically significant increase between monitoring results and WQPS(s), the discharger must submit to the Board an amended Report of Waste Discharge as specified in Section 2550.8(k)(5) for establishment of an Evaluation Monitoring Program (EMP) meeting the requirements of Section 2550.4 of Chapter 15.

d. Within 180 days of determining statistically significant evidence of a release, submit to the regional board an engineering feasibility study for a Corrective Action Program (CAP) necessary to meet the requirements of Section 2550.10. At a minimum, the feasibility study shall contain a detailed description of the corrective action measures that could be taken to achieve background concentrations for all constituents of concern.

3. REPORTING

By January 31 of each year, the discharger shall submit an annual report to the Board covering the previous calendar year. This report shall contain:

a. Tabular and graphical summaries of the monitoring data obtained during the previous year; the report should be accompanied by a 5-1/4” or 3-1/2” computer data disk, MS-DOS ASCII format, tabulating the year’s data.

b. A comprehensive discussion of the compliance record, and the corrective actions taken or planned which may be needed to bring the discharger into full compliance with the waste discharge requirements.

c. A map showing the area, if any, in which filling has been completed during the previous calendar year. [Not applicable for this site]

d. A written summary of the groundwater analyses indicating any change in the quality of the groundwater

e. An evaluation of the effectiveness of the leachate monitoring/control facilities, which includes an evaluation of leachate buildup within the disposal units, a summary of leachate volumes removed from the units, and a discussion of the leachate disposal methods utilized.

4. WELL LOGS

A boring log and a monitoring well construction log shall be submitted for each new sampling well established for this monitoring program, as well as a report of inspection or certification that each well has been constructed in accordance with the construction standards of the Department of Water Resources. These shall be submitted within 30 days after well installation.

PART B

1. DESCRIPTION OF OBSERVATION STATIONS AND SCHEDULE OF OBSERVATIONS

A. ON-SITE OBSERVATIONS—Report Semi-annually

STATION	DESCRIPTION	OBSERVATIONS	FREQUENCY

V-1 thru V-‘n’	Located on the waste disposal area as deli-neated by a 500 foot grid network.	Standard observations for the waste management unit.	Quarterly

P-1 thru P-,n, (perim-eter)	Located at equidistant intervals not exceeding 1000 feet around the perimeter of the waste management unit,	Standard observations for the perimeter.	Quarterly

A map showing visual and perimeter compliance points (V and P stations) shall be submitted by the discharger in the semi-annually monitoring report.

B. GROUNDWATER, LEACIIATE AND SURFACE WATER MONITORING

Report Semi-annually

Groundwater, surface water, leachate and seepage monitoring points shall be monitored as outlined below on Table 1 and Table 2 and shown on Figure 1 (Attached)

During the wet season (October through April), estimate or calculate the volume of storm water discharge from each outfall and collect and analyze samples of storm water discharge from two storm events during each wet season which produce significant storm water discharge as defined in State Water Resources Control Board Order No. 92-12-DWQ (General Permit for Storm Water Discharges). The samples must be analyzed for:

•	pH, total suspended solids (TSS), specific conductance, and total organic carbon (TOC).

•	Toxic chemicals and other pollutants that are likely to be present in storm water discharge in significant quantities.

TABLE 1

Monitoring Points For Each Monitoring Medium:

Monitoring Media	Points of Compliance	Upgradient Wells

Surface Water	SW1, SW2, SW3	SW1

Groundwater	Deep groundwater Monitoring Wells: P-2B, P-1B, MW-1, MW-2.	UPG-1

	Shallow Groundwater Monitoring Wells: P-8, P¬7, K-I, P-3, K-3,* K-4, P¬5, P5-1, K-5, MW-3, MW3-1, MW3-2, S-3A, S-4A, P-4, K-2, P-6	UGP-2

Leachate	*P-2A, P-IA, LW-1, S- IA, 5-2, S-5	Not Applicable

*	Leachate wells are not considered compliance points
*	K-4 is not a compliance groundwater monitoring well

C. FACILITIES MONITORING

The discharger shall inspect all facilities to ensure proper and safe operation once per quarter and report quarterly. The facilities to be monitored shall include, but not be limited to:

a. Leachate collection and removal systems;

b. Surface water monitoring points;

c. Shallow and deep groundwater monitoring wells;

d. Perimeter diversion channels;

e. Leachate wells;

I, Steven Ritchie Executive Officer, hereby certify that the foregoing Self-Monitoring Program:

1. Has been developed in accordance with the procedures set forth in this Board’s Resolution No. 73-16 in order to obtain data and document compliance with waste discharge requirements established in this Board’s Order No. 94-181.

2. Is effective on the date shown below.

3. May be reviewed or modified at any time subsequent to the effective date, upon written notice from the Executive Officer.

/s/ Steven R. Ritchie

Steven R. Ritchie

Executive Officer

Date Ordered: December 14, 1994

Attachments:

Figure 1—Monitoring Points Location map

Table 2—Discharge Monitoring Plan

PS-1
MW3-2
MW-3
MW3-1
LW-1

Figure 1
Monitoring Points Location Map

LEVINE·FRICKE

Table 2—Discharge Monitoring Plan, List of Analytical Parameters

Parameters	Method (USEPA)	Frequency	Reference
Leachate Level Measurements	Field	Semi-annual	1

Water Level Measurements	Field	Semi-annual	1

Temperature Measurements	Field	Semi-annual	1

Electrical Conductivity	Field	Semi-annual	3

pH	Field	Semi-annual	3

Total Organic Carbon	415.1	Semi-annual	2

Total Nitrogen (the sum of Nitrate Nitrogen and Kjeldahl Nitrogen)	351.2	Semi-annual	2

Turbidity	Field	Semi-annual	1, 4

Alkalinity, bicarbonate	310.1	Semi-annual	2

Alkalinity, hydroxide	310.1	Semi-annual	2

Biological Oxygen Demand	410.4	Semi-annual	4

Amonia as N (nonionized)	350.1	Semi-annual	4

Chemical Oxygen Demand	410.2	Semi-annaul	2, 4

Total Dissolved Solids	160.1	Semi-annual	2, 4

Total Suspended Solids	160.2	Semi-annual	2, 4

Volatile Organic Compounds (Appendix I)	8260 w/capillary column	Once in 5 yrs	3

Volatile Organic Compounds (Appendix I&II)	8260/w capillary column	Once in 5 yrs	3

Appendix II Semi-volatile Organics Compounds	8270	Once in 5 yrs	3

Organophosphorus Pesticides & PCB’s	8140 w/capillary column	Once in 5 yrs	3

Chlorinated Herbicides	8150 w/capillary column	Once in 5 yrs	3

Arsenic	7061	Semi-annual	3

Cadmium	7131	Semi-annual	3

Chromium	6010	Semi-annual	3

Copper	6010	Semi-annual	3

Lead	7421	Semi-annual	3

Mercury	7470	Semi-annual	3

Nickel	6010	Semi-annual	3

Selenium	7740	Semi-annual	3

Silver	6010	Semi-annual	3

Zinc	6010	Semi-annual	3

1. Not Applicable

2. Methods for Chemical Analysis of Water and Wastes, EPA600/4/79/029, revised March 1983

3. EPA SW-846

4. Only for surface water monitoring

EXHIBIT D TO LEASE AGREEMENT DATED AUGUST 31, 2001 BETWEEN

WESTPORT JOINT VENTURE, AS LANDLORD, AND YODLEE, INC., AS TENANT.

HAZARDOUS MATERIALS REPORTS

PROVIDED TO TENANT

1) Applicability of Chemrisk Assessment for the Westport Site, Dated October 1989, to Currently Proposed Site Development Plan—Report dated June 28, 1994, prepared by ChemRisk

2) Draft Supplemental Environmental Impact Report for Westport Development Project dated October 1989, prepared by McLaren

3) Revised Discharge Monitoring Plan for Westport Landfill Site Dated May 1996 prepared by Geomatrix Consultants

AMENDMENT NO. 1

TO SUBLEASE CONSENT

THIS AMENDMENT NO. I TO SUBLEASE CONSENT is made and entered into this 5th day of October, 2001, by and between WESTPORT JOINT VENTURE, as LANDLORD, IPASS, INC., a Delaware corporation, as TENANT, and YODLEE, INC., a Delaware corporation as SUBTENANT.

RECITALS

A. WHEREAS, by Consent to Sublease dated May 5, 2000 Landlord consented to Tenant’s request to sublease approximately 25,690+ square feet of the total 48,384+ square feet leased by Tenant at 3600 Bridge Parkway, Redwood City, California under Sublease dated April 18, 2000, the details of which are more particularly set forth in said May 5, 2000 Consent to Sublease, and

B. WHEREAS, it is now the desire of the parties hereto to amend the Consent to Sublease by Landlord (i) acknowledging Subtenant’s name change from “Yodlee.com, Inc., a Delaware corporation” to “Yodlee, Inc., a Delaware corporation and (ii) consenting to the early termination of the Sublease term as hereinafter set forth.

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. SUBTENANT NAME CHANGE: Pursuant to information provided to Landlord by Tenant, it is acknowledged by Landlord that Subtenant “Yodlee.com, Inc.”, a Delaware corporation, has changed its’ name by Corporate Resolution to “Yodlee, Inc.”, a Delaware corporation. All references in the Sublease dated April 18, 2000 and Landlord’s Consent to Sublease dated May 5, 2000 to “Yodlee.com Inc.” or “Subtenant”, shall be deemed references to Yodlee, Inc. The change in name did not result in a change in ownership structure and for all intents and purposes all the assets and liabilities of Yodlee.com, Inc. arc now the assets and liabilities of Yodlee, Inc.

2. SUBLEASE TERMINATION: As an accommodation to Tenant and Subtenant, Master Landlord hereby consents to the early termination of the Sublease, and to the changing of the Sublease termination date from April 30, 2003 to August 31, 2001, subject to the terms and conditions of the Consent to Sublease and as stated herein.

3 AMENDMENT NO. 1 TO SUBLEASE CONSENT CONTINGENT UPON LANDLORD OBTAINING LEASE AGREEMENT WITH YODLEE, INC.: This Amendment No. 1 to Sublease Consent is contingent upon Landlord obtaining from Yodlee, Inc. a direct lease agreement between Westport Joint Venture, as landlord, and Yodlee, Inc., as a direct tenant, related to the Sublet Premises satisfactory to Landlord on or before October 15, 2001. In the event Landlord is unable to obtain said satisfactory Agreement on or before October 15, 2001, or Subtenant elects not to execute said lease agreement, the Master Lease and existing Sublease shall continue in full force and effect, through their termination dates and this Amendment No. 1 to Sublease Consent shall be rescinded.

4. SUBLEASE RENT: Pursuant to Consent to Sublease Paragraph 7, Tenant and Subtenant acknowledge that seventy-five percent (75%) of all Excess Rent under the Sublease is owed to Master Landlord and Tenant hereby agrees to pay said Excess Rent to Master Landlord as due under said Sublease. Tenant and Subtenant represent and warrant to Master Landlord that: (1) the information shown on the attached Exhibit B “Summary of Amounts/Consideration to be Paid by Subtenant”, is based on information provided to Landlord by Tenant and accurately represents the amounts to be paid by Subtenant under said Sublease throughout the Sublease term; (2) no additional consideration is due Tenant under said Sublease, other than the additional consideration (if any) identified on Exhibit B; and (3) no further changes in the terms and/or conditions of said Sublease shall be made without Master Landlords prior written approval. The Excess Sublease Rent (if any) identified on Exhibit B has been or shall be paid by Tenant to Master Landlord on the first day of each month of the sublease term. Any Excess Sublease Rent due Landlord that is due and outstanding as of the date of Tenant’s execution of this Agreement shall be paid to Landlord concurrently with the return of this executed Agreement to Landlord. Tenant’s failure to submit any such payment to Landlord of the Excess Sublease Rent by the due date as stated herein shall be considered a default under the Master Lease. In addition to Tenant and Subtenant’s requirement to pay seventy-five percent (75%) of all Excess Sublease Rent to Landlord, Landlord acknowledges that Subtenant is paying a termination fee (“Termination Fee”) of $550,000.00 to iPass, Inc., and that said Termination Fee shall not be considered Excess Sublease Rent.

5. LANDLORD’S CONSENT: This Consent is conditional upon Master Landlord’s receipt of Master Landlord’s reasonable costs and attorney’s fees, to which Master Landlord is entitled under Paragraph 19 of the Master Lease. Tenant shall pay such fees and costs to Landlord, pursuant to the invoice provided to Tenant by Landlord with this Consent, upon execution of this Consent by Tenant and Subtenant.

This Consent to Sublease shall only be considered effective, and Master Landlord’s consent to the Sublease given, when (i) Landlord receives payment from Tenant of (a) Landlord’s costs and (b) any outstanding Excess Sublease Rent (if any), and (ii) this Amendment No. 1 to Consent to Sublease is executed by Master Landlord, Tenant, and Subtenant, and Guarantors (if any) under the Master Lease.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of said May 5, 20110 Consent to Sublease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Consent to Sublease as of the day and year last written below.

LANDLORD: WESTPORT JOINT VENTURE a California joint venture	TENANT: IPASS, INC. a Delaware corporation

JOHN ARRILLAGA SURVIVOR’S TRUST By: /s/ John Arrillaga John Arrillaga Date:

By: /s/ Donald C. McCauley

Donald C. McCauley

Print or Type Name

Date: 10/12/01

SUBTENANT:

YODLEE, INC.

a Delaware corporation

By: /s/ Joseph Polverari

Joseph Polverari

Print or Type Name

General Counsel

Title

Date. 10/11/01

Westport 19

AMENDMENT NO. 1

TO LEASE

THIS AMENDMENT NO. 1 is made and entered into this 7th day of August, 2003, by and between WESTPORT JOINT VENTURE, a California joint venture, as LANDLORD, and YODLEE, INC., a Delaware corporation, as TENANT.

RECITALS

A. WHEREAS, by Lease Agreement dated August 31, 2001, Landlord leased to Tenant approximately 25,690± square feet of that certain 48,384± square foot building located at 3600 Bridge Parkway, Suite 200, Redwood City, California, the details of which are more particularly set forth in said August 31, 2001 Lease Agreement, and

B. WHEREAS, it is now the desire of the parties hereto to amend the Lease by (i) deferring the Basic Rent due under the Lease for the period of August 1, 2003 through January 31, 2005 and providing for Tenant to repay said Deferred Basic Rent over the period of February 1, 2005 through August 31, 2008, (ii) providing for Tenant to issue 566,000 common stock warrants to Landlord, (iii) amending the Basic Rent Schedule and Aggregate Basic Rent due under said Lease Agreement and (iv) amending I ease Paragraph 21 (“Assignment and Subletting”) to change the percentage of Excess Sublease Rent to be paid to Landlord as hereinafter set forth.

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. BASIC RENT:. The parties hereto acknowledge and agree, that (i) due to Tenant’s financial difficulties, Tenant has requested that Landlord (a) defer fifty percent (50%) of the Basic Rent due under the Lease (“Deferred Basic Rent”) for the period of August 1, 2003 through January 31, 2005 (the “Basic Rent Deferral Period”) and (b) allow Tenant to amortize said Deferred Basic Rent in equal installments over forty-three months commencing February 1, 2005 through August 31, 2008 (the “Basic Rent Repayment Period”), (ii) Landlord would not have agreed to defer the Basic Rent if Tenant was not in a difficult financial position and (iii) in the event Tenant subsequently initiates any insolvency-related proceedings, including but not limited to any dissolution, receivership, assignment for benefit of creditors or other similar proceedings, judicial or non-judicial, Landlord shall be automatically entitled to receive the Basic Rent scheduled under the Lease prior to said Basic Rent being deferred and Landlord’s claim for monies owed will be based on the original Basic Rent Schedule and not on the amended Basic Rent Schedule below.

A. Basic Rent Deferral Period. Subject to the terms and conditions stated herein and as an accommodation to Tenant, Landlord and Tenant have agreed to (i) defer fifty percent (50%) of the Basic Rent due under the Lease for the period commencing August 1; 2003 through January 31, 2005 (“Baste Rent Deferral Period”) and (ii) to amortize said Deferred Basic Rent over the remaining Lease Term. The total Deferred Basic Rent during the Basic Rent Deferral Period

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is $1,143,205.00, and shall be amortized over the forty-three month period commencing February 1, 2005 through August 31, 2008. Said Basic Rent shall be adjusted as follows:

(a) For the month of August 2003, the monthly Basic Rent rate shall be reduced by $2.35 per square foot per month, or from $4.70 per square foot per month to $2.35 per square foot per month, with the total monthly Basic Rent due for the month of August 2003 reduced from $120,743.00 to $60,371.50. The total reduction in the monthly Basic Rent for the month of August 2003 is $60,371.50.

(b) For the period of September 1, 2003 through August 31, 2004, the monthly Basic Rent rate shall be reduced by $2.45 per square foot per month, or from $4.90 per square foot per month to $2.45 per square foot per month, with the total monthly Basic Rent due during this period reduced from $125,881.00 to $62,940.50. The total reduction in the monthly Basic Rent during this period is $62,940.50.

(c) For the period of September 1, 2004 through January 31, 2005, the monthly Basic Rent rate shall be reduced by $2.55 per square foot per month, or from $5.10 per square foot per month to $2.55 per square foot per month, with the total monthly Basic Rent due during this period reduced from $131,019.00 to 565,509.50. The total reduction in the monthly Basic Rent during this period is $65,509.50.

Notwithstanding anything to the contrary above, Tenant shall remain responsible for (i) all Additional Rent expenses as outlined in Lease Paragraph 4.D, and (ii) the Fixed Management Fee as outlined in Lease Paragraph 4.E, and as amended in Paragraph 2 below, from the Commencement Date of the Lease.

B. Revised Basic Rent Schedule for Period of August 1, 2003 through August 31, 2008:

On August 1, 2003, the sum of SIXTY THOUSAND THREE HUNDRED SEVENTY-ONE AND 50/100 DOLLARS ($60,371.50) shall be due, representing the Basic Rent due for the month of August 2003.

On September 1, 2003, the sum of SIXTY-TWO THOUSAND NINE HUNDRED FORTY AND 50/100 DOLLARS ($62,940.50) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2004.

On September 1, 2004, the sum of SIXTY-FIVE THOUSAND FIVE HUNDRED NINE AND 50/100 DOLLARS ($65,509.50) shall be due, and a like sum due on the first day of each month thereafter, through and including January 1, 2005.

On February 1, 2005, the sum of ONE HUNDRED FIFTY-SEVEN THOUSAND SIX HUNDRED FIVE AND 16/100 DOLLARS ($157,605.16) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2005.

On September 1, 2005, the sum of ONE HUNDRED SIXTY-TWO THOUSAND SEVEN HUNDRED FORTY-THREE AND 16/100 DOLLARS ($162,743.16) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2006.

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On September 1, 2006, the sum of ONE HUNDRED SIXTY-SEVEN THOUSAND EIGHT HUNDRED EIGHTY-ONE AND 16/100 DOLLARS ($167,881.16) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2007.

On September 1, 2007, the sum of ONE HUNDRED SEVENTY-THREE THOUSAND NINETEEN AND 16/100 DOLLARS ($173,019.16) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2008.

The Aggregate Basic Rent for the Lease shall be decreased by $0.12 or from $11,005,596.00 to $11,005,595.88.

2. MANAGEMENT FEE: As referenced in Paragraph 1.A. above, fifty percent (50%) of Tenant’s monthly Basic Rent for the period c.;1. August 1, 1;03 through January 31, 2005 has been deferred and is being repaid over the period of February 1, 2005 through August 31, 2008. However, notwithstanding anything to the contrary in Lease Paragraph 4.E, it is agreed between the parties that the three percent (3%) monthly Management Fee during the Basic Rent Deferral Period and the Basic Rent Repayment Period shall be based on the original monthly Basic Rent due under the Lease from August 1, 2003 through August 31, 2008, rather than based on the revised Basic Rent schedule as shown in Paragraph 1.B. above. The schedule below reflects the amount of the Management Fee due commencing August 1, 2003 and thereafter throughout the remaining Term of the Lease:

On August 1, 2003, the sum of THREE THOUSAND SIX HUNDRED TWENTY-TWO AND 29/100 DOLLARS ($3,622.29) shall be due, representing the Management Fee due for the month of August 2003.

On September 1, 2003, the sum of THREE THOUSAND SEVEN HUNDRED SEVENTY-SIX AND 43/100 DOLLARS ($3,776.43) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2004.

On September 1, 2004, the sum of THREE THOUSAND NINE HUNDRED THIRTY AND 57/100 DOLLARS ($3,930.57) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2005.

On September 1, 2005, the sum of FOUR THOUSAND EIGHTY-FOUR AND 71/100 DOLLARS ($4,084.71) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2006.

On September 1, 2006, the sum of FOUR THOUSAND TWO HUNDRED THIRTY-EIGHT AND 85/100 DOLLARS ($4,238.85) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2007.

On September 1, 2007, the sum of FOUR THOUSAND THREE HUNDRED NINETY-TWO AND 99/100 DOLLARS ($4,392.99) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2008.

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3. STOCK: Tenant shall issue stock warrants convertible to common stock to Landlord or its assignee, within ten (10) days of Tenant’s execution of this Amendment No. 1, with reasonable terms and conditions acceptable to Landlord. Said stock warrants shall be issued at no cost and/or expense to Landlord or its assignee, and shall be convertible at no cost and/or expense to Landlord or its assignee, upon exercise of said warrants by Landlord or its assignee, to a total number of 566,000 fully vested shares of common stock. Said shares shall be distributed as follows: 283,000 of the shares shall be issued to the Richard T. Peery Separate Property Trust and the remaining 283,000 shares shall be issued to the John Arrillaga Survivor’s Trust.

4. LEASE RESTRUCTURE CONSIDERATION FEE: As a material part of the consideration for Landlord’s agreement to amend the Lease pursuant to the terms and conditions herein, Tenant agrees to pay to Landlord a consideration fee of $5,000.00 (“Consideration Fee”), which Consideration Fee shall he paid by Tenant, in the from of a Cashier’s Check, to Landlord concurrently with the return of this executed Amendment No. 1.

5. ASSIGNMENT AND SUBLETTING: As material consideration for Landlord’s agreement to defer the Basic Rent as set forth in Paragraph 1.A, it is agreed between the parties that effective August 1, 2003, Lease Paragraph 21 (“Assignment and Subletting”) shall be amended as follows: Landlord shall require that Tenant shall pay directly to Landlord, monthly throughout the term of each approved sublease (including any sublease(s) that was approved and commenced prior to the Rent Reduction Period), one hundred percent (100%) of all rents and/or additional consideration due Tenant from the assignee, transferee, or subtenant in excess of the Rent payable by Tenant to Landlord hereunder for each such assigned, transferred and/or subleased space (“Excess Rent”) (with said Excess Rent subject to the terms of Lease Paragraph 4.0 (“Late Charge”) and Lease Paragraph 24 (“Bankruptcy and Default”).

6. CHOICE OF LAW/VENUE; SEVERABILITY. This Agreement shall in all respects be governed by and construed in accordance with the laws of the County of Santa Clara in the State of California and the venue shall be in Santa Clara County. If any provisions of this Agreement shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

7. AUTHORITY TO EXECUTE. The parties executing this Agreement hereby warrant and represent that they are properly authorized to execute this Agreement and bind the parties on behalf of whom they execute this Agreement and to all of the terms, covenants and conditions of this Agreement as they relate to the respective parties hereto.

8. EXAMINATION OF AMENDMENT: This Amendment No. I shall not be effective until its execution by both Landlord and Tenant.

EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of said August 31, 2001 Lease Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Lease as of the day and year last written below.

LANDLORD:

WESTPORT JOINT VENTURE

a California joint venture

JOHN ARRILLAGA SURVIVOR’S TRUST

By /s/ John Arrillaga

John Arrillaga, Trustee

Date: 10/14/03

PERRY PRIVATE INVESTMENT

COMPANY-WP, L.P.,

A California limited partnership

By: /s/ Richard T. Perry

Richard T. Perry, Trustee of the

Richard T. Perry Separate Property

Trust dated 7/20/77, as its General Partner

Date: 10/15/03

PERRY PUBLIC INVESTMENT

COMPANY-WP, L.P.,

a California limited partnership

By: /s/ Richard T. Perry

Richard T. Perry, Trustee of the

Richard T. Perry Separate Property

Trust dated 7/20/77, as its General Partner

TENANT: YODLEE, INC. a Delaware corporation By /s/ Joseph Polverari Joseph Polverari Print or Type Name/Title Date: 9/20/03

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SECOND AMENDMENT TO LEASE

(EXTENSION)

This Second Amendment to Lease (the “Agreement”) is entered into as of June 30, 2007, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and YODLEE, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease dated August 31, 2001, as amended by a Amendment No. 1 to Lease dated August 7, 2003 (the “Original Lease”), of certain premises (the “Premises”) commonly known as 3600 Bridge Parkway, Suite 200, Redwood, California 94065, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to extend its term and to make other modifications on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Original Lease Expiration Date is hereby changed to June 30, 2012 (the “New Expiration Date”). The period from July 1, 2007 (the “Extension Commencement Date”) to the New Expiration Date is referred to herein as the “Extension Term.”

2. Commencing on the Extension Commencement Date, Tenant shall pay to Landlord Monthly Basic Rent in accordance with the following schedule:

Period (in Months)	Monthly Basic Rent
Extension Commencement Date - June 30, 2008	$82,208.00
July 1, 2008 - June 30, 2009	$85,496.33
July 1, 2009 - June 30, 2010	$88,916.17
July 1, 2010 - June 30, 2011	$92,472.83
July 1, 2011 - June 30, 2012	$96,171.75

3. Tenant is in occupancy of the Premises and hereby accepts the Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance.

4. Section 4G of the Original Lease is hereby amended to reduce the Security Deposit to the sum of Two Hundred Eighty-Eight Thousand Five Hundred Fifteen and 25/100 Dollars ($288,515.25). Landlord shall refund to Tenant within thirty (30) days of execution of this Agreement One Hundred Fifty Thousand Seven Hundred Eighty-Three 75/100 Dollars ($150,783.75), which is the difference between the current Security Deposit held by the Landlord and the reduced Security Deposit.

5. The first sentences of Section 4H of the Original Lease is hereby amended and restated in its entirety to read as follows:

6. “One Hundred Forty-Six Thousand Four Hundred Thirty-Three and no/100 Dollars ($146,433.00) of the Security Deposit shall be held by Landlord in the form of an irrevocable and freely transferable letter of credit, drawn upon a national financial institution reasonably acceptable and accessible to Landlord in form and content reasonably satisfactory to Landlord, payable upon demand to Landlord, and for a term equal to the Term of the Lease plus a period of sixty (60) days, and said irrevocable letter of credit shall not be subject to annual renewal.”

7. The third sentence of Section 4H is hereby deleted and is of no further force or effect.

8. The second sentence of Section 21A of the Original Lease is hereby amended and restated as follows:

“As a condition for granting this consent to any assignment, transfer, or subletting, Landlord shall require that (i) the sublease be a triple net sublease and that the basic rent due under any such sublease be no less than the then current market rent with annual increases at the then prevailing market rent, (ii) that the sublease shall not provide for subtenant to have an option to extend the term of the sublease or an option to expand the sublet space, (iii) Tenant pay Landlord monthly throughout the tern of any approved sublease, as Additional Rent (and therefore subject to the terms of Paragraph 4.0 (“Late Charge”) and 24 (“Bankruptcy and Default”), fifty percent (50%) of all rents and/or additional consideration due to Tenant from its assignee, transferee, or subtenant is excess of the Rent payable to Tenant to Landlord hereunder for the assigned, transferred and/or subleased space (“Excess Rent”).”

9. Section 47 is hereby added to the Original Lease as follows:

“47. ONE TIME RIGHT OF FIRST REFUSAL.

A. Prior to entering into a binding agreement for the lease of 3600 Bridge Parkway, Suite 101, Redwood, California 94065 consisting of approximately 24,789 rentable square feet (the “Offer Space”) to a third party tenant, Landlord shall deliver to Tenant a copy of the term sheet or letter of intent which has been signed by Landlord or Landlord’s representative (“Signed Proposal”) setting forth the basic terms for the proposed lease transaction. If Tenant wishes to enter into a lease on the terms and conditions set forth in the Signed Proposal, Tenant shall deliver to Landlord, within five (5) business days after Landlord’s delivery of the Signed Proposal, written notice to Landlord confirming that it wishes to lease such space on the terms specified. If Tenant fails to respond with the five (5) business day period, Landlord may proceed to finalize its lease transaction with the third party tenant, and Tenant shall have no further right to lease the Offer Space or any further rights of first refusal. Notwithstanding anything to the contrary herein, Landlord and Tenant agree that no agreement of lease will be effective unless and until all of the terms and conditions for such lease are expressly set forth in a written agreement executed by Landlord and Tenant.

B. Tenant’s rights and Landlord’s obligations under this Paragraph 47 are expressly subject to and conditioned upon there not existing an Event of Default by Tenant under this Lease, either at the time of delivery of any exercise notice or at the time any Offer Space is to be added to the Premises.

C. It is understood and agreed that Tenant’s rights under this Paragraph 47 are personal to Tenant and not transferable. In the event of any assignment or subletting of the Premises or any part thereof, this expansion right shall automatically terminate and shall thereafter be null and void.

D. Tenant’s rights and Landlord’s obligations under this Paragraph 47 are also expressly subject to and conditioned upon Tenant providing Landlord an additional security deposit in an amount determined by Landlord in its sole and absolute discretion.”

10. Landlord and Tenant each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder (other than those persons, if any, whose names are set forth in this paragraph) in connection with the negotiation of this Agreement and/or the consummation of the transaction contemplated hereby, and no other broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction and Landlord and Tenant do each hereby indemnify and hold the other harmless from and against any cost, expenses, attorneys’ fees or liability for compensation, commission or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party. Named Brokers:

Landlord’s Broker:	Harvest Properties.

Tenant’s Broker:	CB Richard Ellis.

The commission payable to Landlord’s Broker and Tenant’s Broker, if any, with respect to this Agreement shall be pursuant to the terms of the separate commission agreements in effect between Landlord and Landlord’s Broker and Tenant’s Broker. Nothing in this Agreement shall impose any obligation on Landlord to pay any commission or fee to any party other than the Landlord’s Broker and Tenant’s Broker. Time is of the essence of this Agreement and the provisions contained herein.

11. Time is of the essence of this Agreement and the provisions contained herein.

12. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Premises.

(c) Rent has been paid through June 30, 2007.

(d) To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(e) There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(f) All of the representations and warranties of Tenant in the Original Lease are remade.

13. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

14. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

15. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

(a) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

(b) Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

(c) Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

(d) Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

(e) Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

By:	/s/ Jolynn Chow Miller
Jolynn Chow Miller, Second Vice President
[Printed Name and Title]

Tenant:

YODLEE, INC., a Delaware corporation

By:	[Signature]

Its: SVP

By:

Its:

THIRD AMENDMENT TO LEASE

(EXPANSION & EXTENSION)

This Third Amendment to Lease (the “Agreement”) is entered into as of the dates set forth on the signature page but effective as of August 1, 2009, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and YODLEE, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease dated August 31, 2001, as amended by a certain Amendment No. 1 to Lease dated August 7, 2003, and by a certain Second Amendment to Lease dated June 30, 2007 (the “Second Amendment”, and collectively with the other documents, the “Original Lease”), of certain premises (the “Existing Premises”) commonly known as Suite 200 of the “Building” located at 3600 Bridge Parkway, Redwood City, California 94065, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to extend the term and to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Expansion Space” means a portion of the Building, containing approximately 10,797 rentable square feet of area, and more particularly shown on Exhibit “A-1” attached hereto.

“Expansion Space Commencement Date” shall mean May 1, 2010.

2. Second Extension Term. The Term of the Original Lease is hereby extended through March 31, 2015 (the “Second New Expiration Date”). The period from August 1, 2009 (the “Second Extension Commencement Date”) to the Second New Expiration Date is referred to herein as the “Second Extension Term”.

3. Basic Rent—Existing Premises. Commencing on the Second Extension Commencement Date, Tenant shall pay to Landlord monthly Basic Rent for the Existing Premises in accordance with the following schedule:

Period	Monthly Basic Rent
August 1, 2009 - January 31, 2010	$0.00	*
February 2010	$62,647.50
March 1, 2010 - June 30, 2010	$70,647.50

Period	Monthly Basic Rent
July 1, 2010 - June 30, 2011	$72,702.70
July 1, 2011 - June 30, 2012	$75,014.80
July 1, 2012 - June 30, 2013	$77,070.00
July 1, 2013 - June 30, 2014	$79,639.00
July 1, 2014 - March 31, 2015	$81,951.10

As an inducement to Tenant entering into this Agreement, the Basic Rent for the Existing Premises shall be abated from August 1, 2009 until January 31, 2010. Landlord and Tenant agree for tax reporting purposes that none of the Basic Rent due in periods in which the Basic Rent is not being abated shall be allocated to any other period. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.

4. Expansion Space. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:

4.1 The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “A-1” attached hereto is hereby added to the Original Lease.

4.2 Tenant’s proportionate share of the Complex is increased to 75.41%.

4.3 Tenant agrees to pay Landlord Basic Rent for the Expansion Space in accordance with the following schedule:

Period	Monthly Basic Rent
May 1, 2010 - June 30, 2011	$16,195.50
July 1, 2011 - June 30, 2012	$16,735.35
July 1, 2012 - June 30, 2013	$17,167.23
July 1, 2013 - June 30, 2014	$17,707.08
July 1, 2014 - March 31, 2015	$18,246.93

The monthly Basic Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

4.4 The Term with respect to the Expansion Space shall be coterminous with the Existing Premises.

5. Right of First Refusal. Section 47 of the Original Lease (added pursuant to the Second Amendment) will remain in effect during the Second Extension Term, but such section is hereby amended (as of the date of this Agreement) so the “Offer Space” is only the remaining 11,897 square foot portion of Suite 101 of the Building.

6. Letter of Credit. The amount of the Security Deposit held by Landlord pursuant to the Original Lease will remain unchanged, but Tenant shall, at its sole cost and expense, within forty-five (45) days after the date of this Agreement, cause the issuer of the irrevocable letter of credit currently held by Landlord in the amount of $146,433, as a portion of the $288,000 total current Security Deposit held by Landlord pursuant to the Lease, to extend the term of such letter of credit through July 31, 2015, and to issue to Landlord such amendments and replacements as are reasonably required to evidence such extension.

7. Condition of Expansion Space. Tenant is currently in possession of the Expansion Space pursuant to a sublease, and shall accept the Expansion Space in its “AS IS” condition. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date. Tenant’s continued possession of the Expansion Space shall be conclusive evidence that the Expansion Space and the Building are in good and satisfactory condition. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease. Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any reasonable modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant.

8. Condition of Existing Premises. Tenant is in occupancy of the Existing Premises and hereby accepts the Existing Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance.

9. No Further Modification. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect; provided, however, that there shall be no rent credit (except as expressly set forth in this Agreement), and that there shall be no improvement allowance, Landlord construction obligations, or any similar economic incentives or other initial concessions with respect to the Second Extension Term or this Agreement, and Tenant shall have no further option to extend the Term. This Agreement shall be binding on the heirs, administrators, successors and permitted assigns (as the case may be) of the parties hereto. Effective as of the date hereof, all references to the “Lease”, either in the Original Lease or this Agreement shall refer to the Original Lease, as amended by this Agreement.

10. Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Harvest Properties (“Landlord’s Broker”) and Cornish & Carey (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

11. Defaults. As additional consideration for this Agreement, Tenant hereby certifies that: (i) the Original Lease (as amended hereby) is in full force and effect; (ii) Tenant is in possession of the Premises; (iii) Rent has been paid through July 31, 2009; (iv) to Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease; (v) all of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied; (vi) there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord; and (vii) all of the representations and warranties of Tenant in the Original Lease are hereby remade.

12. Signing Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Agreement and that each person signing on behalf of Tenant is authorized to do so.

13. Miscellaneous. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. If any provision of this Agreement or the application of any provision of this Agreement to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Agreement or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement, or disseminate or distribute any information concerning the terms, details or conditions hereof to any other current tenant or occupant of the Building, or any person or entity that Tenant knows, or has reason to believe, is a prospective tenant of the Building, or any person or entity that Tenant knows, or has reason to believe, represents a prospective tenant of the Building, without obtaining the express written consent of Landlord, unless Tenant is required or compelled to make such disclosure pursuant to applicable laws or an order of a court of competent jurisdiction. Except in the event of a sale, financing, appraisal or similar event,

Landlord shall not, without the written consent of Tenant, disclose any matters or terms set forth in this Agreement, or disseminate or distribute any information concerning the terms, details or conditions hereof, unless except (a) to the directors, officers, employees, affiliates and advisors (including attorneys, counsels, consultants and financial advisors) of Landlord; (b) as required by law; (c) to any regulators having jurisdiction over Landlord’s businesses; (d) to any purchaser or prospective purchaser of Landlord’s property in which Tenant is a tenant or subtenant and any lender holding a lien secured by such property; (e) in connection with any litigation between Tenant on one hand and Landlord on the other; and (f) to any investor or pension fund for which Landlord holds title to the property. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document. Time is of the essence of this Agreement and the provisions contained herein. In the event of a dispute between any of the parties hereto over the meaning of this Agreement, both parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.

14. ERISA. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

14.1 Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

14.2 Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

14.3 Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

14.4 Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

14.5 Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

Remainder of page intentionally left blank.

Signatures on following page.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

By: /s/ Jeffrey D. Mills Jeffrey D. Mills Vice President [Printed Name and Title]

Tenant: YODLEE, INC., a Delaware corporation By:/s/ Anil Arora Its: CEO By: /s/ Tamara McDuff Its: CFO 8/29/09

If Tenant is a corporation, this instrument must be executed by BOTH (i) the chairman of the board, the president or any vice president, AND (ii) the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT A-1

EXPANSION SPACE

(See Attached.)

Exhibit A-1

FIRST FLOOR AREA CALCULATIONS

FIRST AND SECOND FLOOR COMMON AREA

FIRST FLOOR COMMON AREA

HARVEST

FIRST FLOOR PLAN
BAYSHORE TECHNOLOGY PARK BUILDING 19
3600 BRIDGE PARKWAY

REVISION 1
04/13/06

habitec
ARCHITECTURE + PLANNING
INTERIOR DESIGN

FOURTH AMENDMENT TO LEASE

(EXPANSION)

This Fourth Amendment to Lease (the “Agreement”) is entered into as of May 17, 2010, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and YODLEE, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease dated August 31, 2001, as amended by a certain Amendment No. 1 to Lease dated August 7, 2003, a certain Second Amendment to Lease dated June 30, 2007, and a certain Third Amendment to Lease dated August 1, 2009 (collectively, the “Original Lease”), of certain premises (the “Existing Premises”) commonly known as Suites 101 and 200 of the “Building” located at 3600 Bridge Parkway, Redwood City, California 94065, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Second Expansion Space” means a portion of the Building commonly known as Suite 102, containing approximately 11,897 rentable square feet of area, and more particularly shown on Exhibit “A-2” attached hereto.

“Second Expansion Space Commencement Date” shall mean May 17, 2010.

2. Second Expansion Space. Effective on the Second Expansion Space Commencement Date, the Premises shall be expanded to include the Second Expansion Space. Accordingly, effective on the Second Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:

2.1 The Second Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Second Expansion Space, and Exhibit “A-2” attached hereto is hereby added to the Original Lease.

2.2 Tenant’s total proportionate share of the Complex for the entire Premises (including the Second Expansion Space) is increased to 100%. Tenant’s proportionate share of the Complex with respect to just the Second Expansion Space is 24.59%.

2.3 Tenant agrees to pay Landlord Basic Rent for the Second Expansion Space at the rate of $12,000.00 per month. The monthly Basic Rent for the Second Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4 The Term with respect to the Second Expansion Space (the “Second Expansion Space Term”), shall commence on the Second Expansion Space Commencement Date and shall expire on December 31, 2011 (the “Second Expansion Space Expiration Date”). Nothing in this Section 2.4 or any other portion of this Agreement shall in any way impact the Term of the Lease with respect to the Existing Premises. Upon the expiration of the Second Expansion Space Term, Tenant shall return the Second Expansion Space to Landlord in the condition received, subject to the terms and conditions of the Lease, including without limitation any such terms and conditions which allow for normal wear and tear. Tenant’s failure to do so is subject to all of the terms and conditions of the Lease, including without limitation those contained in Sections 8 and 30 thereof.

3. Right of First Refusal. Notwithstanding this Agreement, Tenant’s right of first refusal set forth in Section 47 of the Original Lease will continue to apply to the Lease after the expiration of the Second Expansion Space Term.

4. Security Deposit. There shall be no change in the Security Deposit held by Landlord pursuant to the Lease as a result of the addition of the Second Expansion Space to the Existing Premises.

5. Condition of Expansion Space. Tenant shall accept the Second Expansion Space in its “AS IS” condition. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Second Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Second Expansion Space as of the Second Expansion Space Commencement Date. Tenant’s possession of the Second Expansion Space shall be conclusive evidence that the Second Expansion Space and the Building are in good and satisfactory condition. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Second Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Second Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Second Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease. Any improvements or personal property located in the Second Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any reasonable modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Second Expansion Space and Tenant’s entry into the Second Expansion Space prior to the delivery of possession to Tenant.

6. Condition of Existing Premises. Tenant is in occupancy of the Existing Premises and hereby accepts the Existing Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance.

7. No Further Modification. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations, or any similar economic incentives or other initial concessions with respect to the Second Expansion Space or this Agreement. This Agreement shall be binding on the heirs, administrators, successors and permitted assigns (as the case may be) of the parties hereto. Effective as of the date hereof, all references to the “Lease”, either in the Original Lease or this Agreement shall refer to the Original Lease, as amended by this Agreement.

8. Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Harvest Properties (“Landlord’s Broker”) and Cornish & Carey (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

9. Defaults. As additional consideration for this Agreement, Tenant hereby certifies that: (i) the Original Lease (as amended hereby) is in full force and effect; (ii) Tenant is in possession of the Premises; (iii) Rent has been paid through May 31, 2010; (iv) to Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease; (v) all of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied; (vi) there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord; and (vii) all of the representations and warranties of Tenant in the Original Lease are hereby remade.

10. Signing Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Agreement and that each person signing on behalf of Tenant is authorized to do so.

11. Miscellaneous. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. If any provision of this Agreement or the application of any provision of this Agreement to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Agreement or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement, or disseminate or distribute any information concerning the terms, details or conditions hereof to any other current tenant or occupant of the Building, or any person or entity that Tenant knows, or has reason to believe, is a prospective tenant of the Building, or any person or entity that Tenant knows, or has reason to believe, represents a prospective tenant of the Building, without obtaining the express written consent of Landlord, unless Tenant is required or compelled to make such disclosure pursuant to applicable laws or an order of a court of competent jurisdiction. Except in the event of a sale, financing, appraisal or similar event, Landlord shall not, without the written consent of Tenant, disclose any matters or terms set forth in this Agreement, or disseminate or distribute any information concerning the terms, details or conditions hereof, unless except (a) to the directors, officers, employees, affiliates and advisors (including attorneys, counsels, consultants and financial advisors) of Landlord; (b) as required by law; (c) to any regulators having jurisdiction over Landlord’s businesses; (d) to any purchaser or prospective purchaser of Landlord’s property in which Tenant is a tenant or subtenant and any lender holding a lien secured by such property; (e) in connection with any litigation between Tenant on one hand and Landlord on the other; and (f) to any investor or pension fund for which Landlord holds title to the property. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document. Time is of the essence of this Agreement and the provisions contained herein. In the event of a dispute between any of the parties hereto over the meaning of this Agreement, both parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.

12. ERISA. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

12.1 Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

12.2 Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

12.3 Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

12.4 Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

12.5 Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

Remainder of page intentionally left blank

Signatures on following page.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

BY: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

By: /s/ Jeffrey D. Mills

[Printed Name and Title] Jeffrey D. Mills Vice President

Tenant:

YODLEE, INC., a Delaware corporation

By:	[Signature]

Its: CMO

By:	[Signature]

Its: Secretary

If Tenant is a corporation, this instrument must be executed by BOTH (i) the chairman of the board, the president or any vice president, AND (ii) the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT A-2

SECOND EXPANSION SPACE

(See Attached.)